Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

KND DEVELOPMENT 52, L.L.C., KND DEVELOPMENT 53, L.L.C., KND

DEVELOPMENT 54, L.L.C. AND KND DEVELOPMENT 55, L.L.C.

KINDRED HEALTHCARE OPERATING, INC.,

VISTA HEALTHCARE HOLDINGS, LLC, VISTA HEALTHCARE, LLC, VISTA

HOSPITAL OF SOUTH BAY, LLC, SOUTH BAY COMMUNITY HOSPITAL, INC.,

RANCHO CUCAMONGA COMMUNITY HOSPITAL, LLC, VISTA SPECIALTY

HOSPITAL OF SOUTHERN CALIFORNIA, LP, PERRIS VALLEY COMMUNITY

HOSPITAL, LLC AND VISTA HOSPITAL OF SOUTH BAY, LP,

ARA TAVITIAN, M.D.,

THE ARA TAVITIAN 2010 GRAT, J. VARTAN HOVSEPIAN,

MARC FERRELL, MARC FURSTMAN,

VISTA HOSPITAL MANAGEMENT GROUP, INC. AND

VISTA PARTNERSHIP HOLDING, LLC,

and

TAVITIAN HOLDINGS, LLC, AS THE SELLER REPRESENTATIVE

(FOR THE LIMITED PURPOSES DESCRIBED HEREIN)

Dated as of August 23, 2010

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(continued)

-ii-

(continued)

-iii-

(continued)

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Exhibits and Schedules

to

Asset Purchase Agreement

Exhibits

Exhibit A – Disclosure Schedules

Exhibit B – Form of Non-Competition and Non-Solicitation Agreement

Exhibit C – Escrow Agreement

Exhibit D – Form of Consulting Agreement

Exhibit E – Lessor Estoppel

Exhibit F – Licensor Estoppel

Exhibit G – Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit H – Management Agreement

Exhibit I – Facility Lease

Exhibit J-1 – Form of Non-Disturbance Agreement

Exhibit J-2 – Non-Disturbance Agreement for Rancho Specialty Hospital (Rancho Cucamonga)

Exhibit K – Fee Estoppel

Exhibit L – Rancho Estoppel

Exhibit M – Seller Officer’s Certificate

Exhibit N – Seller Officer’s Certificate

Exhibit O – Lease Assignment

Exhibit P – Purchaser Officer’s Certificate

Exhibit Q – Purchaser Officer’s Certificate

Exhibit R – Rancho Amendment

Exhibit S – Trademark Assignment

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Schedules

Schedule 1.1(q)	Schedule of Capital Leases.

Schedule 1.1(lllll)	Schedule of Permitted Encumbrances.

Schedule 1.1(mmmmmm)	Schedule of Secured Credit Facilities.

Schedule 2.1(a)	Schedule of machinery, equipment, etc. included in the Purchased Assets.

Schedule 2.1(b)	Schedule of Assigned Contracts.

Schedule 2.1(c)	Schedule of Licenses included in the Purchased Assets.

Schedule 2.1(e)	Schedule of computer programs, databases and software included in the Purchased Assets.

Schedule 2.1(f)	Schedule of Intellectual Property included in the Purchased Assets.

Schedule 2.1(l)	Schedule of Medicare Provider Agreements.

Schedule 2.2(e)	Schedule of contracts, commitments, etc. that are specifically identified as Excluded Assets.

Schedule 2.2(f)	Schedule of computers, mobile communication devices and other electronic hardware used by the Principals in the operation of the Hospital Business.

Schedule 2.4(e)	Schedule of severance, retention or termination pay or any other similar payments or bonuses or increases in compensation arising as a result of this Agreement

Schedule 2.4(k)	Certain Excluded Liabilities relating to employees.

Schedule 5.1	Corporate

Schedule 5.1(e)	Ownership interest in Vista Healthcare Holdings for each of the Principals

Schedule 5.2(a)	Copies of Financials.

Schedule 5.3	Schedule of Debt.

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Schedule 5.5	Title to Properties; Absence of Encumbrances

Schedule 5.6	Intellectual Property

Schedule 5.7	Material Contracts

Schedule 5.8	Schedule of Consents and Approvals.

Schedule 5.9	Schedule of insurance policies.

Schedule 5.10	Exceptions to the representations and warranties regarding “Litigation.”

Schedule 5.11	Certain Healthcare Matters

Schedule 5.12(a)	Schedule of current employees of each Seller.

Schedule 5.12(f)	Worker Compensation Claims

Schedule 5.12(g)	Third-Party Rights to Seller Property

Schedule 5.13	Schedule of Plans.

Schedule 5.14	Exceptions to the representations and warranties regarding “Environmental Matters.”

Schedule 5.14(f)	Schedule of reports, records, studies, etc. pertaining to Environmental Law or the Release or threatened Release of Hazardous Substances.

Schedule 5.15	Exceptions to the representations and warranties regarding “Absence of Certain Changes.”

Schedule 5.20	Schedule of material liability claims commenced against any Seller within the last 18 months.

Schedule 5.22	Exceptions to the representations and warranties regarding “Brokers and Finders.”

Schedule 7.1	Exceptions to the covenant regarding “Conduct of Business of the Sellers.”

Schedule 7.6(a)	Exceptions to the covenant regarding “Employees.”

Schedule 7.6(b)	Transferred Employee Compensation

Schedule 8.2(c)	Consents, authorizations or approvals for Closing

Schedule 8.2(o)	Schedule of Secured Parties.

Schedule 10.3(b)	Schedule of pro rata amounts for the Sellers in the event of an Adjustment Amount to be paid to the Sellers.

Schedule 11.2(c)	Schedule of net portion of the Purchase Price payable to each Seller and Principal.

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 23, 2010 (the “Execution Date”), is by and among (i) (a) KND Development 52, L.L.C., a Delaware limited liability company (“KND 52”), (b) KND Development 53, L.L.C., a Delaware limited liability company (“KND 53”), (c) KND Development 54, L.L.C., a Delaware limited liability company (“KND 54”), and (d) KND Development 55, L.L.C., a Delaware limited liability company (“KND 55” together with KND 52, KND 53 and KND 54, each individually and collectively, the “Purchaser”), (ii) Kindred Healthcare Operating, Inc., a Delaware corporation (the “Guarantor”), (iii) (a) Vista Healthcare Holdings, LLC, a California limited liability company (“Vista Healthcare Holdings”), (b) Vista Healthcare, LLC (“Vista Healthcare”), (c) Vista Hospital of South Bay, LP (“VH of South Bay”), (d) South Bay Community Hospital, Inc., (e) Rancho Cucamonga Community Hospital, LLC (“Rancho Community”), (f) Vista Specialty Hospital of Southern California, LP (“VSH of Southern California”), (g) Perris Valley Community Hospital, LLC (“Perris Community”), and (h) Vista Hospital of South Bay, LLC (each, a “Seller” and collectively, the “Sellers”), (iv) (a), Ara Tavitian, M.D., (b) J. Vartan Hovsepian, (c) Marc Ferrell, (d) Marc Furstman, (e) Vista Hospital Management Group, Inc., (f) The Ara Tavitian 2010 GRAT (“The Tavitian GRAT”) and (g) Vista Partnership Holding, LLC (each, a “Principal” and collectively, the “Principals”), and (v) Tavitian Holdings, LLC, a Delaware limited liability company, solely in the capacity as the Sellers’ representative and only for the express purposes provided for herein and for no other purpose (the “Seller Representative”). Each of the Purchaser, the Guarantor, the Sellers and the Principals may be referred to herein as a “Party” and collectively as the “Parties.”

THE PARTIES ENTER INTO THIS AGREEMENT ON THE BASIS OF THE FOLLOWING FACTS, INTENTIONS AND UNDERSTANDINGS:

A. The Principals own shares of membership interests of Vista Healthcare Holdings representing 55.02% of its issued and outstanding shares.

B. Vista Healthcare Holdings owns all of the outstanding membership interests of Vista Healthcare.

C. Vista Healthcare owns directly or indirectly all of the equity interests of (i) Rancho Cucamonga Community Hospital, LLC, (ii) Vista Specialty Hospital of Southern California, LP, (iii) Perris Valley Community Hospital, LLC, and (iv) Vista Hospital of South Bay, LP (each, a “Licensed Entity” and collectively, the “Licensed Entities”).

D. The Licensed Entities own and operate the Hospitals and the Hospital Business (as defined below).

E. The Guarantor, through one or more of its wholly-owned subsidiaries, indirectly owns of record and beneficially one hundred percent (100%) of the issued and outstanding equity interests of the Purchaser.

F. Subject to the terms and conditions hereof, the Purchaser desires to (i) purchase the Hospital Business and substantially all of the assets and properties used in the Hospital Business for the consideration specified herein, and (ii) assume certain specified liabilities and obligations of the Sellers as set forth herein.

G. The Guarantor desires to become a Party to this Agreement, for purposes of (i) providing certain representations and warranties to the Sellers, (ii) guaranteeing the payment under this Agreement of the Purchase Price to the Sellers, including the Escrow Amount into the Escrow Account, each on the Closing Date, (iii) guaranteeing the indemnification obligations and all other payment obligations of (A) the Purchaser to the Sellers under this Agreement, (B) the Manager under the Management Agreement, and (C) the Lessor under the Facility Lease, and (iv) guaranteeing (A) the Purchaser’s performance under this Agreement, (B) the Manager’s performance under the Management Agreement, and (C) the Lessor’s performance under the Facility Agreement. The Sellers and the Principals would not enter into this Agreement but for the Guarantor’s foregoing obligations.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Defined Terms. As used in this Agreement and the Exhibits and Schedules attached to this Agreement, the following definitions shall apply:

(a) “Action” means any claim, action, cause of action or suit (whether in contract or tort), litigation (whether at law or in equity, whether civil or criminal), or any written controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, settlement, notice or proceeding to, from, by or before any Governmental Authority of which the parties thereto have received written notice.

(b) “Accounts Payable” means the accounts payable of the Sellers.

(c) “Accounts Receivable” means the accounts receivable of the Sellers.

(d) “Adjustment Amount” has the meaning ascribed to it in Section 10.3(b).

(e) “Adjustment List” has the meaning ascribed to it in Section 10.3(b).

(f) “Adjustment Period” has the meaning ascribed to it in Section 10.3(b).

(g) “Affiliate” means, with respect to any Person, at the time of determination, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, an Affiliate of a Seller shall include, as applicable, any trustee or beneficiary of such Seller, or any spouse or any immediate family member of such Seller.

(h) “Agent” has the meaning ascribed to it in Section 7.12(a).

(i) “Agreement” has the meaning ascribed to it in the Preamble.

(j) “Assigned Contracts” has the meaning ascribed to it in Section 2.1(b).

(k) “Assumed Liabilities” has the meaning ascribed to it in Section 2.3.

(l) “Balance Sheet” means, with respect to any Seller, the balance sheet as of December 31, 2009.

(m) “Bill of Sale and Assignment and Assumption Agreement” has the meaning ascribed to it in Section 8.2(p).

(n) “Board of Managers” means the board of managers of Vista Healthcare Holdings consisting as of the Execution Date of (i) Ara Tavitian, M.D., (ii) Marc Ferrell, (iii) J. Vartan Hovsepian, and (iv) Marc Furstman.

(o) “Broker” or “Brokers” has the meaning ascribed to it in Section 5.22.

(p) “Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York, New York, or the State of California.

(q) “Capital Leases” means those leases set forth on Schedule 1.1(q) hereto.

(r) “Closing” has the meaning ascribed to it in Section 3.1.

(s) “Closing Balance Sheet” means the balance sheet of the Sellers as of the opening of business on the Closing Date.

(t) “Closing Conditions” means the conditions set forth in Sections 8.1, 8.2 and 8.3.

(u) “Closing Date” has the meaning ascribed to it in Section 3.1.

(v) “Closing Document” has the meaning ascribed to it in Section 11.1.

(w) “Code” means the Internal Revenue Code of 1986, as amended.

(x) “Collection Services” means all of the services, other than billing services related to the collection of all reimbursements and charges for items and services rendered in connection with any Hospital, including depositing all payments into the appropriate accounts, placing accounts for collection, settling and compromising claims, and instituting legal actions for the recovery of accounts.

(y) “Condemnation” means the exercise of any governmental power with lawful jurisdiction, whether by legal Actions or otherwise, by any public or quasi-public authority, or private corporation, having the power to take or condemn private property (a “Condemnor”), or a sale or transfer to any Condemnor under threat of Condemnation or while legal Actions for Condemnation are pending.

(z) “Condemnation Proceeds” has the meaning ascribed to it in Section 9.2(a).

(aa) “Condemnor” has the meaning ascribed to it in Section 1(y)

(bb) “Confidential Information” has the meaning ascribed to it in Section 7.4(b).

(cc) “Consents and Approvals” has the meaning ascribed to it in Section 5.8.

(dd) “Contractual Obligation” means, with respect to any Person, (i) any of the following in writing: contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) applicable on the Execution Date, and (ii) the oral agreements set forth on Schedule 5.7 of the Disclosure Schedules, in each case to which such Person is a party, or to which, or by which, any property, business, operation or right of such Person is legally bound.

(ee) “Corporate Records” has the meaning ascribed to it in Section 2.2(d).

(ff) “Cost Reports” means all cost reports related to any of the Hospitals filed pursuant to the requirements of any applicable Government Reimbursement Programs for cost-based payments or reimbursement due to or claimed by any Seller from any applicable Government Reimbursement Programs or their fiscal intermediaries or payor agents, including all Cost Report receivables or payables and all related appeals and appeal rights, but excluding from this definition form UB-92, UB-04, CMS 1450, CMS 1500 and other forms or claims filed or submitted by any Seller to any applicable Government Reimbursement Programs or their fiscal intermediaries or payor agents with respect to the Hospitals for payment or reimbursement due to or claimed on a fee-for-service, fee schedule or other similar basis.

(gg) “DEA” means Drug Enforcement Administration.

(hh) “Debt” means, with respect to any Seller, the aggregate amounts of long-term and short-term indebtedness of such Seller, including any amounts owing under Capital Leases, amounts outstanding under notes payable to financial institutions, amounts outstanding under lines of credit, amounts owing under notes or dividends or distributions payable or other amounts payable by such Seller, any other amounts outstanding under notes payable, and any prepayment penalties or expenses payable in connection with the foregoing transactions, but excluding the Accounts Payable.

(ii) “Debt Payoff Amount” has the meaning ascribed to it in Section 2.5(a).

(jj) “Designated Person” has the meaning ascribed to it in Section 7.10(d)(iv).

(kk) “Determination Date” means the date on which occurs the damage, destruction or Taking, as the case may be, referred to in Article IX.

(ll) “Disclosure Schedules” means the disclosure schedules attached hereto as Exhibit A and made a part hereof and delivered by the Sellers to the Purchaser on the Execution Date.

(mm) “Dispute Notice” has the meaning ascribed to it in Section 10.3(c).

(nn) “Effective Time” has the meaning ascribed to it in Section 3.1.

(oo) “Employee Benefit Plan” means any plan, program, agreement, policy, practice for any current or former employee, director, consultant or independent contractor, or any beneficiary or dependent of any such Person, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (i) a welfare plan within the meaning of Section 3(1) of ERISA, (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, or (iv) any other employment, consulting, compensation, deferred-compensation, retirement, welfare-benefit, bonus, incentive, retention, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, dental, vision, medical, life insurance or fringe-benefit plan, program, agreement, policy, or practice.

(pp) “Employment Agreements” means those certain employment agreements entered into on (i) September 30, 2008, by and between Vista Healthcare and Ara Tavitian, M.D., (ii) September 30, 2008, by and between Vista Healthcare and J. Vartan Hovsepian, (iii) September 30, 2008, by and between Vista Healthcare and Marc Furstman, (iv) September 30, 2008, by and between Vista Healthcare and Marc Ferrell, (v) October 1, 2007, by and between Vista Specialty Hospital of Southern California, LP and Colleen Dang, (vi) October 1, 2007, by and between Vista Hospital of San Gabriel Valley and Khyrsta Nakaganeku, and (vii) March 1, 2010, by and between Vista Specialty Hospital of Southern California, LP and Phyllis Mauro.

(qq) “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, lease option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(rr) “Environment” means the indoor or outdoor environment, including soil, surface water, ground water, wetlands, land, stream sediments, surface or subsurface strata, climate, atmosphere, and air.

(ss) “Environmental Law” means all Laws that relate to or govern the regulation, quality, protection or improvement of human health, pollution, or the Environment, including (a) emissions, discharges, Releases, or threatened Releases of or exposures to Hazardous Substances, (b) protection of public health, the Environment or worker health and safety, or (c) the manufacture, generation, processing, distribution, handling, transport, use, treatment, storage or disposal of Hazardous Substances, or (d) recordkeeping, notification, warning, disclosure and reporting requirements respecting Hazardous Substances.

(tt) “Equipment” has the meaning ascribed to it in Section 5.5(d).

(uu) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(vv) “ERISA Affiliate” has the meaning ascribed to it in Section 5.13(b).

(ww) “Escrow Account” has the meaning ascribed to it in Section 2.5(b).

(xx) “Escrow Agent” has the meaning ascribed to it in Section 2.5(b).

(yy) “Escrow Agreement” has the meaning ascribed to it in Section 2.5(b).

(zz) “Escrow Amount” has the meaning ascribed to it in Section 2.5(a).

(aaa) “Excluded Assets” has the meaning ascribed to it in Section 2.2.

(bbb) “Excluded Liabilities” has the meaning ascribed to it in Section 2.4.

(ccc) “Execution Date” has the meaning ascribed to it in the Preamble.

(ddd) “Expiration Date” has the meaning ascribed to it in Section 11.1.

(eee) “Facility Lease” means, with respect to each Hospital, the lease-back agreement or sublicense to be entered into by and between the applicable Licensed Entity and the Purchaser.

(fff) “Fair Market Value” means the amount that a willing buyer would pay a willing seller for the applicable Seller’s interest in the subject Leased Real Property on the day before the Determination Date, neither being under a particular compulsion to buy or sell, each fully aware of all applicable facts, assuming a reasonable marketing period, taking into account general economic conditions as of the day before the Determination Date and taking into account all other conditions in effect on such date as may reasonably be considered in determining fair market value of a long-term acute care hospital, and otherwise determined in accordance with prevailing standards of appraisal practice as of the Determination Date. The Fair Market Value shall not take into account any Debt to which the Leased Real Property is subject. Notwithstanding anything contained herein to the contrary, any appraisal of the applicable Seller’s interest in the Leased Real Property shall assume the Real Property Lease will be in place for the remaining term of the Real Property Lease that is the subject of such determination. If the Parties are unable to mutually agree on the Fair Market Value of the Leased Real Property as may be required hereby within forty-five (45) days following the Determination Date, either the Purchaser or the Sellers may initiate the appraisal procedure as provided in Section 9.5 whereupon, the Fair Market Value of the Leased Real Property shall be determined in accordance with the appraisal procedures set forth in Section 9.5 or in such other manner as shall be mutually acceptable to the Purchaser and the Sellers.

(ggg) “Fee Mortgage” has the meaning ascribed to it in Section 8.2(g).

(hhh) “Fee Mortgagee” has the meaning ascribed to it in Section 8.2(g).

(iii) “Financial Statements” means the consolidated balance sheet and consolidated statements of earnings, stockholders’ or members’ equity and cash flows (and the notes thereto) of Vista Healthcare as of, and for the fiscal year ended, December 31, 2009, which have been prepared by Vista Healthcare and audited by its independent public accountants.

(jjj) “Financials” has the meaning ascribed to it in Section 5.2(a).

(kkk) “GAAP” means U.S. generally accepted accounting principles, as in effect on the Execution Date, consistently applied.

(lll) “Governmental Authority” means any governmental or regulatory body, agency, authority, commission, department, bureau, court, tribunal, arbitrator or arbitral body (public or private), or political subdivision, whether federal, state, local, tribal or foreign.

(mmm) “Government Payors” means Medicare and Medi-Cal.

(nnn) “Government Accounts Receivable Account” has the meaning ascribed to it in Section 7.12(a).

(ooo) “Government Reimbursement Programs” means the Medicare program, the Medi-Cal Program, the federal TriCare program, and any other, similar or successor federal, state or local health care payment programs with or sponsored by any Governmental Authority.

(ppp) “Guarantor” has the meaning ascribed to it in the Preamble.

(qqq) “Hazardous Substances” means any natural or artificial chemicals, materials, compounds or substances, whether solid, liquid or gas, whether alone or in combination, which is toxic, explosive, ignitable, corrosive, flammable, infectious, radioactive, carcinogenic, reproductive toxicant, mutagenic, reactive, or otherwise hazardous to human health, public welfare, other living organisms, or the Environment, or defined, regulated, listed or otherwise classified under any applicable Law as a “hazardous substance,” “extremely hazardous substance,” “hazardous material,” “hazardous waste,” “universal waste,” “mixed waste,” “bio-hazardous waste,” “medical waste,” “radioactive waste,” “pharmaceutical waste,” “commingled waste,” “toxic substance,” “toxin,”, “pollutant”, “contaminant,” including petroleum (including petroleum products, constituents, additives, or derivatives thereof); radioactive materials; radionuclides; radon; mercury; asbestos, asbestos-containing materials; mold; polychlorinated biphenyls, greenhouse gases, and pesticides; or the use, handling, storage, treatment, disposal, emission, Release of, or exposure to, is prohibited, limited or otherwise regulated.

(rrr) “Healthcare Requirements” means the requirements of or with respect to Government Reimbursement Programs, Referral Laws, Patient Privacy Requirements, the False Claims Act, 31, U.S.C. Section 3729 et seq. as amended, and 42 USC Section 1320a-7k(d), 42 U.S.C. 1320a-7a(a), the requirements for accreditation by The Joint Commission and/or HFAP, as applicable, and the LTACH Designation Requirements.

(sss) “HFAP” has the meaning ascribed to it in Section 5.11(c).

(ttt) “Hospitals” means (i) Vista Hospital of San Gabriel Valley, (ii) Rancho Specialty Hospital, (iii) Vista Hospital of South Bay, (iv) Vista Hospital of South Bay Tri City Campus, and (v) Vista Hospital of Riverside.

(uuu) “Hospital Business” means all business owned, leased, managed or operated by the Sellers or any of the Licensed Entities exclusively at or related to any of the Hospitals.

(vvv) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

(www) “Indemnification Cap” has the meaning ascribed to it in Section 11.2(b)(iii).

(xxx) “Indemnification Obligations” means the respective indemnification obligations of the Sellers and/or the Purchaser and/or the Guarantor under Article XI.

(yyy) “Indemnification Threshold” has the meaning ascribed to it in Section 11.2(b)(i).

(zzz) “Indemnified Party” means any Person entitled to indemnification under Article XI.

(aaaa) “Indemnifying Party” means any Person required to provide indemnification under Article XI.

(bbbb) “Indemnity Cap Exclusions” has the meaning ascribed to it in Section 11.2(b)(iii).

(cccc) “Independent Accounting Firm” has the meaning ascribed to it in Section 10.3(c).

(dddd) “Intellectual Property” means any right, title and interest in and to all intellectual property rights of every kind and nature pertaining to the Purchased Assets, including any rights and interests pertaining to or deriving from:

(i) patents;

(ii) copyrights, mask work rights;

(iii) non-public technology, know-how, processes, trade secrets, algorithms, inventions, proprietary data, databases, formulae and research and development data and computer software or firmware;

(iv) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(v) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(vi) any and all registrations, applications, recordings, licenses, common law rights and Contractual Obligations relating to any of the foregoing; and

(vii) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, if any, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

(eeee) “Interim Financial Statements” means the consolidated unaudited financial statements of Vista Healthcare as of, and for the period ended June 30, 2010.

(ffff) “IRS” means the U.S. Internal Revenue Service.

(gggg) “JAMS” has the meaning ascribed to it in Section 9.5(b).

(hhhh) “The Joint Commission” has the meaning ascribed to it in Section 5.11(c).

(iiii) “KND 52” has the meaning ascribed to it in the Preamble.

(jjjj) “KND 53” has the meaning ascribed to it in the Preamble.

(kkkk) “KND 54” has the meaning ascribed to it in the Preamble.

(llll) “KND 55” has the meaning ascribed to it in the Preamble.

(mmmm) “Knowledge” means, when used with respect to the Sellers, (x) the present actual (not constructive) knowledge, after due inquiry (the phrase “due inquiry” in this Agreement shall be limited to a review of the representations and warranties of the Sellers in Article V of this Agreement by the individuals in items (i), (ii), (iii), (iv) and (v) immediately below with the chief executive officer of each of the Hospitals and no other Persons, and no other activities), of (i) Ara Tavitian, M.D., (ii) J. Vartan Hovsepian, (iii) Marc Ferrell, (iv) Marc Furstman, and (v) Christopher A. Doan.

(nnnn) “Law” means any federal, state or local law, treaty, statute, code, ordinance, rule, regulation, permit, license, written order or other requirement or guideline, including any decree or writ of any court or Governmental Authority.

(oooo) “Lease Assignment” has the meaning ascribed to it in Section 8.2(x)(i).

(pppp) “Lease Termination Event” has the meaning ascribed to it in Section 8.2(m).

(qqqq) “Leased Real Property” has the meaning ascribed to it in Section 5.5(a).

(rrrr) “Leasehold Mortgage” means each mortgage or deed of trust encumbering Sellers’ respective leasehold interests in the Leased Real Property, including the deeds of trust securing the Secured Credit Facilities.

(ssss) “Lessor” has the meaning ascribed to it in Section 8.2(g).

(tttt) “Lessor Estoppel” has the meaning ascribed to it in Section 8.2(g).

(uuuu) “Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

(vvvv) “Licensed Entity” or “Licensed Entities” has the meaning ascribed to it in Recital C.

(wwww) “Licenses” has the meaning ascribed to it in Section 5.11(d).

(xxxx) “Licensor Estoppel” has the meaning ascribed to it in Section 8.2(h).

(yyyy) “Loss”, in respect of any matter, means any loss, liability, cost, expense, judgment, settlement or damage arising out of or resulting from such matter, including reasonable and actually incurred (i) attorneys’ fees, (ii) other experts fees and expenses, (iii) costs of investigating or defending any claim, Action, suit or proceeding or of avoiding the same or the imposition of any judgment or settlement, and (iv) costs of successfully enforcing any Indemnification Obligations.

(zzzz) “LTACH Designation Requirements” has the meaning ascribed to it in Section 5.11(e).

(aaaaa) “Management Agreement” has the meaning ascribed to it in Section 8.2(q).

(bbbbb) “Material Adverse Effect” means, with respect to the Hospital Business, any event, occurrence, development, change or effect that is, individually or in the aggregate with all other events, occurrences, developments, changes and effects, materially adverse to the business, properties, assets (tangible or intangible), liabilities, condition (financial or otherwise) or results of operations of the Hospital Business, taken as a whole, other than any event, occurrence, development, change or effect described in the foregoing clause resulting primarily from any of the following: (1) the fact or announcement of the execution of this Agreement, or the pendency of consummation of the transactions contemplated by this Agreement; and (2) any action taken by the Sellers as contemplated or permitted by this Agreement or with the Purchaser’s consent, or any failure to take action which failure results from the Purchaser’s refusal to grant its consent to such action pursuant to Section 7.1.

(ccccc) “Material Contracts” has the meaning ascribed to it in Section 5.7(a).

(ddddd) “Medical Staff Funds” has the meaning ascribed to it in Section 7.11.

(eeeee) “Medicare Provider Agreements” has the meaning ascribed to it in Section 2.1(l).

(fffff) “Non-Negotiation Period” has the meaning ascribed to it in Section 7.5.

(ggggg) “Non-Competition and Non-Solicitation Agreement” means the form of Non-Solicitation and Non-Competition Agreement attached hereto as Exhibit B.

(hhhhh) “Non-Disturbance Agreement” has the meaning ascribed to it in Section 8.2(g).

(iiiii) “Party” or “Parties” has the meaning ascribed to it in the Preamble.

(jjjjj) “Patient Privacy Requirements” means the applicable requirements of the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 as amended by the American Recovery and Reinvestment Act of 2009 and the implementing regulations thereunder governing the privacy of individually identifiable health information and the security of such information maintained in electronic form or of any similar state law, including the California Medical Information Act (Civil Code Section 56 et. seq.) and the security and notification provisions of California Health and Safety Code Section 1280.15.

(kkkkk) “Payoff Demands” has the meaning ascribed to it in Section 3.4(b).

(lllll) “Permitted Encumbrances” mean the Encumbrances listed on Schedule 1.1(lllll) hereto.

(mmmmm) “Perris Community” has the meaning ascribed to it in the Preamble.

(nnnnn) “Person” means an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

(ooooo) “Physician” means any licensed doctor of medicine or osteopathy, doctor of dental surgery or dental medicine, doctor of podiatric medicine, doctor of optometry, or chiropractor, or any group, partnership, corporation, of whatever form, made up of one more such persons.

(ppppp) “Physician Contract” has the meaning ascribed to it in Section 5.11(l)(i).

(qqqqq) “Plan” has the meaning ascribed to it in Section 5.13(a).

(rrrrr) “Post-Closing Period” has the meaning ascribed to it in Section 7.2(a).

(sssss) “Pre-Closing Period” has the meaning ascribed to it in Section 7.2(a).

(ttttt) “Predecessor” means (i) any Person that has ever merged with or into any Seller, (ii) any Person, a majority of whose capital stock (or similar outstanding ownership interests) or equity securities has ever been sold, transferred or assigned by any Seller and (iii) any Person, all, or substantially all, of whose assets has ever been acquired by any Seller.

(uuuuu) “Primary Intended Use” means use as a long-term acute care hospital and such other legal ancillary uses as may be necessary in connection with or incidental to such use.

(vvvvv) “Principal” means each of (i) The Ara Tavitian 2010 GRAT, (ii) J. Vartan Hovsepian, (iii) Marc Ferrell, (iv) Marc Furstman, (v) Vista Hospital Management Group, Inc. (vi) Vista Partnership Holding, LLC and (vii) Ara Tavitian, M.D.

(wwwww) “Property Taxes” means any real or personal property Taxes or any other ad valorem Taxes.

(xxxxx) “Purchase Price” has the meaning ascribed to it in Section 2.5(a).

(yyyyy) “Purchase Price Allocation” has the meaning ascribed to it in Section 2.8(a).

(zzzzz) “Purchased Assets” has the meaning ascribed to it in Section 2.1.

(aaaaaa) “Purchased Books and Records” has the meaning ascribed to it in Section 2.1(d).

(bbbbbb) “Purchaser” has the meaning ascribed to it in the Preamble.

(cccccc) “Purchaser Indemnified Parties” has the meaning ascribed to it in Section 11.2(a).

(dddddd) “Rancho Community” has the meaning ascribed to it in the Preamble.

(eeeeee) “Real Property Escrow” has the meaning ascribed to it in Section 3.4(a).

(ffffff) “Real Property Escrow Holder” has the meaning ascribed to it in Section 3.4(a).

(gggggg) “Real Property Lease” has the meaning ascribed to it in Section 5.5(a).

(hhhhhh) “Recordable Documents” has the meaning ascribed to it in Section 3.4(c)(i).

(iiiiii) “Referral Laws” means Section 1128B(b) of the Social Security Act, as amended, 42 USC Section 1320a 7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” Section 1877 of the Social Security Act, as amended, 42 USC Section 1395nn and related regulations (Prohibition Against Certain Referrals), commonly referred to as “Stark Law”, 42 USC Section 1320a-7a(a)(5), California Business and Professions Code Sections 650, 650.01 and 650.02, California Labor Code Sections 139.3, 139.31 and 3215, California Insurance Code Section 754, California Welfare and Institutions Code Section 14107.2 and California Health and Safety Code Section 445.

(jjjjjj) “Registered Marks” means the trademarks and service marks of the Sellers that are registered in the United States Patent and Trademark Office.

(kkkkkk) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, leaching, or migrating into the Environment.

(llllll) “Returns” means any and all returns, reports, information statements and certifications with respect to any and all Taxes that are required to be filed with the IRS or any other federal, state or local taxing authority, including consolidated, combined and unitary tax returns, and any and all returns, reports, and information statements required to be so filed in connection with any Employee Benefit Plan.

(mmmmmm) “Secured Credit Facilities” means those credit facilities extended to or for the benefit of Sellers as set forth on Schedule 1.1(mmmmmm) hereto.

(nnnnnn) “Secured Debt” has the meaning ascribed to it in Section 3.4(a).

(oooooo) “Secured Parties” or “Secured Party” has the meaning ascribed to it in Section 8.2(o).

(pppppp) “Seller” or “Sellers” has the meaning ascribed to it in the Preamble.

(qqqqqq) “Seller Confidential Information” has the meaning ascribed to it in Section 7.4(c).

(rrrrrr) “Seller Indemnified Parties” has the meaning ascribed to it in Section 11.3(a).

(ssssss) “Seller Representative” has the meaning ascribed to it in the Preamble.

(tttttt) “Site” has the meaning ascribed to it in Section 5.14(a).

(uuuuuu) “Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more subsidiaries (i) own at least fifty percent (50%) of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (ii) hold at least fifty percent (50%) of the partnership, limited liability company, joint venture or similar interests, or (iii) be a general partner, managing member or joint venturer.

(vvvvvv) “Substitute Representative” has the meaning ascribed to it in Section 7.10(f).

(wwwwww) “Taking” has the meaning ascribed to it in Section 9.2.

(xxxxxx) “Tax” or “Taxes” means taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind imposed by any federal, state or local taxing authority, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, estimated, social security, workers’ compensation, unemployment compensation or insurance contributions, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer, gains, business and occupation, disability, quality assurance fee, bed tax, provider tax or other tax, duty or charge of any kind whatsoever, however denominated, and (ii) interest, penalties, additional taxes and additions to tax imposed by a taxing authority with respect thereto.

(yyyyyy) “Terminated Employees” has the meaning ascribed to it in Section 7.6(a).

(zzzzzz) “Title Company” has the meaning ascribed to it in Section 8.2(g).

(aaaaaaa) “Title Policy” has the meaning ascribed to it in Section 8.2(g).

(bbbbbbb) “Transaction Documents” means this Agreement, the Escrow Agreement, the Management Agreement, the Facility Lease, the Non-Competition and Non-Solicitation Agreements, the Consulting Agreement and the Bills of Sale and Assignment and Assumption Agreements.

(ccccccc) “Transfer Taxes” has the meaning ascribed to it in Section 7.2(d).

(ddddddd) “Transferred Employees” has the meaning ascribed to it in Section 7.6(b).

(eeeeeee) “Tri-City License” has the meaning ascribed to it in Section 8.2(g).

(fffffff) “Triggering Event” has the meaning ascribed to it in Section 7.10(f).

(ggggggg) “Unsuitable for Its Primary Intended Use” means, with respect to each Hospital, a state or condition of such Hospital that both the Purchaser and the Sellers have determined in writing in the exercise of their respective good-faith judgment that, by reason of damage, destruction or Condemnation, such Hospital cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the number of usable beds affected by such damage, destruction or Condemnation.

(hhhhhhh) “U.S.” or “United States” means the United States of America.

(iiiiiii) “VH of South Bay” has the meaning ascribed to it in the Preamble.

(jjjjjjj) “Vista Healthcare” has the meaning ascribed to it in the Preamble.

(kkkkkkk) “Vista Healthcare Holdings” has the meaning ascribed to it in the Preamble.

(lllllll) “VSH of Southern California” has the meaning ascribed to it in the Preamble.

1.2 Terms Generally. The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and the Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or any Law are to such agreement, instrument or Law as the same may be amended and supplemented from time to time (and, in the case of any statute or regulation, to any successor provisions). Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the words “or,” “either” and “any” in this Agreement shall not be exclusive. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Sale of Assets. Subject to the provisions of this Agreement and specifically excluding those assets that are listed as “Excluded Assets” pursuant to Section 2.2, KND 52, KND 53, KND 54 and KND 55 shall purchase from VSH of Southern California, VH of South Bay, Perris Community and Rancho Community, respectively, and VSH of Southern California, VH of South Bay, Perris Community and Rancho Community shall sell, convey, transfer, assign, and deliver to KND 52, KND 53, KND 54 and KND 55, respectively, on the Closing Date and as of the Effective Time, all of the properties, rights and assets of VSH of Southern California, VH of South Bay, Perris Community and Rancho Community, as the case may be, of every kind and description, wherever located, used or useable in the Hospital Business, whether or not carried and reflected on the books of Sellers (collectively, the “Purchased Assets”), free and clear of all Encumbrances other than the Permitted Encumbrances and terms of the Assigned Contracts. The Parties acknowledge and agree that any Purchased Assets that are used or usable with respect to more than one Hospital shall be sold, conveyed, transferred, assigned and delivered hereunder by the applicable Sellers to KND 55. The term “Purchased Assets” shall include the following assets owned or leased by the Sellers:

(a) all machinery, equipment (including medical equipment), trucks, vans, automobiles, supplies, inventory, materials, and office equipment, computing and telecommunications equipment and other items of personal property that are owned or leased by the Sellers and are used in connection with the Hospital Business, wherever located, including those described in Schedule 2.1(a) attached hereto;

(b) the contracts, commitments, licensing agreements, insurance contracts, insurance policies, leases (including the Real Property Leases and any capital leases or operating leases related to office equipment), subleases, contracts for services and supplies, contracts to sell products or services and all other written agreements to which any Seller is a party or under which any Seller received benefits arising out of or related to the Hospital Business (but specifically excluding the Medicare Provider Agreements) and which are listed on Schedule 2.1(b) attached hereto, and contracts entered into by Seller after the date hereof in compliance with the terms and provisions of this Agreement and listed in an addendum to Schedule 2.1(b) in connection with the Closing (and not others), and all rights thereunder (collectively, the “Assigned Contracts”);

(c) to the extent assignable, all Licenses listed on Schedule 2.1(c) attached hereto;

(d) (i) all logs, business and financial records, employee files (to the extent that each employee consents to the assignment hereunder), data, and books of account (or true copies thereof) of the Sellers and (ii) the original medical records and all other medical and financial information and admission agreements regarding current patients of the Hospitals as of the Effective Time, whether printed or computerized, excepting, however, in the case of the preceding clause (i), employee files for which consents are not obtained (collectively, the “Purchased Books and Records”);

(e) all computer programs, databases, and software used in the Hospital Business (including any licenses to such items licensed by the Sellers) listed on Schedule 2.1(e) attached hereto;

(f) all Intellectual Property used in the Hospital Business including those listed on Schedule 2.1(f) attached hereto;

(g) the goodwill of the Hospital Business and of each of the Hospitals as a going concern, including lists of customers and suppliers, Hospital Business-related correspondence, purchase orders, market surveys, and marketing know-how; the general intangibles of the Hospital Business, including techniques, processes, designs, data bases, formulae and know-how that are usable in the operation of the Hospital Business; and all licenses, sublicenses, agreements and consents to or from third parties with respect to the foregoing;

(h) the leasehold interests owned by the Sellers with respect to the Real Property Leases, together with all facilities, furniture, fixtures and other improvements thereon owned by the Sellers and any transferable licenses and permits and other appurtenances thereto;

(i) all mailing lists, subscriber and advertiser lists, subscriptions or processes owned by the Sellers used in or relating to the Hospital Business;

(j) all advertising, editorial, marketing, promotional and ancillary materials and sources, customer information pertaining to persons and planned products and services (if any) and supplier information used in or related to the Hospital Business;

(k) all prepaid expenses and deposits, causes of action, rights of action, contract rights and warranty (whether express or implied) and product liability claims against third parties and relating to the period after the Effective Time, all telephone numbers (including all toll free numbers and telecopier numbers) relating to the Purchased Assets or the Hospital Business, regardless of whether any value is ascribed thereto in the Closing Balance Sheet; and

(l) the Medicare Provider Agreements listed on Schedule 2.1(l) hereto (the “Medicare Provider Agreements”) to the extent the same can be conveyed as a Purchased Asset as a matter of Law.

Notwithstanding the foregoing provisions of this Section 2.1, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any liability or obligation related to the Purchased Assets or the Hospital Business with respect to the period prior to the Effective Time, unless and only to the extent such liability or obligation is expressly included in the Assumed Liabilities.

2.2 Excluded Assets. The Purchased Assets shall not include the following items of the Sellers (the “Excluded Assets”):

(a) any asset or class of assets of the Sellers excluded from the definition of Purchased Assets set forth in Sections 2.1(a) through 2.1(l), inclusive, by virtue of the limitations expressed therein;

(b) all cash and cash equivalents of the Sellers, including all cash deposits, the net cash proceeds (as well as any non-cash net proceeds) from any sale of the equity interests in the Sellers and the proceeds from the purchase by the Purchaser of the Purchased Assets;

(c) all Accounts Receivable;

(d) the Sellers’ membership interest or partnership record books, stock ledgers and minute books containing minutes of meetings of directors, managers, members or partners, as the case may be, employee files for which consents are not obtained, data and any other records that relate exclusively to the Sellers’ organization or capitalization (collectively, the “Corporate Records”);

(e) all contracts, commitments, licensing agreements, leases, subleases, contracts for services and supplies, contracts to sell products or services and all other agreements, including the Employment Agreements and those agreements listed on Schedule 2.2(e) hereto, to which any Seller is a party or under which any Seller receives benefits, other than the Assigned Contracts and the Medicare Provider Agreements;

(f) the computers, mobile communication devices and other electronic hardware used by the Principals in the operation of the Hospital Business and set forth on Schedule 2.2(f) hereto;

(g) the Sellers’ rights under this Agreement and the agreements and instruments delivered to the Purchaser pursuant hereto;

(h) all insurance policies acquired or assumed by each Seller prior to or at the Effective Time, relating to the Hospital Business, or otherwise, and all rights of each Seller of every nature and description under or arising out of such insurance policies, including the right to make claims thereunder and to the proceeds thereof and including each Seller’s rights to any insurance refunds relating to portions of any premiums paid by or on behalf of each Seller prior to or on the Closing Date that cover any periods following the Closing;

(i) all Plans and, except for the insurance contracts and insurance policies expressly included in the Assigned Contracts, all assets related thereto;

(j) each Seller’s Returns for periods up to and including the Closing Date and all rights of each Seller to any recoveries or refunds in respect of Taxes for periods up to and including the Closing Date, whether or not any refund of or credit for claims have been filed prior to the Closing Date;

(k) the following information that would be otherwise contained in the Purchased Books and Records: communications to which any Principal is a party and that is any of the following: (i) subject to the attorney-client privilege or (ii) personal and unrelated to the Hospital Business; and

(l) any past, present and future claims, causes of action and rights against third parties (including insurance carriers) to the extent they relate to the other Excluded Assets or the Excluded Liabilities.

2.3 Assumption of Liabilities. At and as of the Effective Time, the Purchaser and the Guarantor shall assume and agree to pay, perform, discharge and satisfy when due in accordance with their respective terms only the following obligations and liabilities of the Sellers relating to the Purchased Assets and the Hospital Business (the “Assumed Liabilities”):

(a) the Liabilities and commitments of the Sellers (i) under all Assigned Contracts, except for (x) any Liabilities of any Seller relating to such Seller’s non-compliance therewith or (y) such Seller’s breach or violation thereof and (ii) in connection with the Purchased Assets and the Hospital Business, in each case with respect to foregoing clauses (i) and (ii) arising with respect to the period after the Effective Time;

(b) any Taxes with respect to the Hospital Business for any periods (or portions thereof) beginning after the Effective Time, and all Transfer Taxes;

(c) all obligations under the Management Agreement, excepting those specifically assumed by the Sellers thereunder; and

(d) all obligations of the Lessor under the Facility Lease, a form of which is attached hereto as Exhibit I.

The assumption of the Assumed Liabilities by the Purchaser shall not imply the assumption of any other Liabilities and nothing herein shall prevent any party from contesting in good faith with any third party any Assumed Liabilities.

2.4 Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume or be bound by any Liabilities of the Sellers of any kind or nature, known, unknown, accrued, absolute, fixed, contingent, or otherwise, whether or not existing or hereafter arising whatsoever (the “Excluded Liabilities”), including the following:

(a) all Liabilities of the Sellers excluded from the definition of Assumed Liabilities;

(b) Accounts Payable;

(c) all Taxes (other than Transfer Taxes) imposed on, collected by or withheld with respect to, or in any way related to the Hospital Business for any periods (or portions thereof) prior to the Effective Time;

(d) the Debt and all Liabilities of the Sellers in respect of any other indebtedness for borrowed money;

(e) all Liabilities of the Sellers arising in connection with or relating to any of Seller’s existing, former or prospective employees, the employment of such Persons by the Sellers, employee benefit plans or programs (including the Plans), employment contracts, retention agreement bonuses, sales commissions related to contracts or agreements entered into by any Seller or Principal (whether or not accrued as of the date hereof or as of the Closing Date and whether or not such sales commissions shall accrue due to the Purchaser’s operation of the Hospital Business after the Effective Time), employee insurance policies (other than obligations arising after the Effective Time with respect to those insurance contracts and policies expressly included in the Assigned Contracts), severance or other termination obligations, or other employment related matters, including any compensation or benefits matters and the Employment Agreements, including those Liabilities set forth on Schedule 2.4(e) hereto, which consist of amounts owed to any individual pursuant to a written agreement and as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby for (i) severance, retention or termination pay or any other similar payments or bonuses or (ii) any increases in compensation due to such individual or forgiveness of debt owed by such individual;

(f) all Liabilities of the Sellers arising under all Assigned Contracts (and any other contract or agreement to which Seller is a party), including Liabilities to perform thereunder or relating to non-compliance therewith and breach or violation thereof, in each case to the extent such Liability relates to the period prior to the Effective Time (whether or not such action was brought or instituted prior to the Effective Time);

(g) all Liabilities arising in respect of amounts due to customers or Government Reimbursement Programs in connection with overpayments or other claims made by customers of the Hospital Business or Government Reimbursement Programs relating to periods prior to the Effective Time and Liabilities solely associated with any third party (including Government Reimbursement Programs) audits or recoupments or denials by any third party payors (including Government Reimbursement Programs) for periods prior to the Closing Date;

(h) all Liabilities of the Sellers pertaining to their respective current and former members, partners or shareholders, as the case may be, including in respect of the redemption of their equity interests in any of the Sellers;

(i) any Encumbrances on the Purchased Assets to the extent incurred prior to the Effective Time, other than the Permitted Encumbrances and obligations imposed by Assigned Contracts that arise following the Effective Time;

(j) except as provided in Section 2.3, all Liabilities of the Sellers arising from the transactions contemplated by this Agreement, other than the Transfer Taxes;

(k) all current Liabilities of the Sellers, including interest bearing current Liabilities, accrued payroll and paid time off;

(l) all Liabilities arising in respect of the Excluded Assets;

(m) any other Liability, claim, Action, complaint, debt, suit, cause of action, investigation, or proceeding of any kind whatsoever (including with respect to professional liability and malpractice claims, commercial claims, wage and hour compliance and other employment related claims, and non-compliance with applicable Laws), against or relating to any Seller, any Principal, the Hospital Business, or the Purchased Assets, whether asserted, instituted, or commenced prior to or after the Closing Date, by any third party for damages suffered by such third party by proximate reason of or directly resulting from the use, ownership or lease of the Purchased Assets or the Leased Real Property or operation of the Hospital Business prior to the Effective Time, or with respect to any continuing business activities of any Seller after the Effective Time; and

(n) all Liabilities in connection with the Healthcare Requirements, including from breaches thereof, or non-compliance therewith, in each case related to the period prior to the Effective Time.

2.5 Purchase Price and Escrow.

(a) Purchase Price. In consideration of the aforesaid sale, assignment, transfer and delivery of the Purchased Assets, the Purchaser shall, at 9:00 A.M. Pacific Time on the Closing Date, (a) pay to the Sellers an aggregate cash amount equal to One Hundred Eighty Million Dollars ($180,000,000) less an amount (the “Debt Payoff Amount”) equal to the Sellers’ monetary obligations as of the Closing Date to extinguish the Debt (together, the “Purchase Price”) less Ten Million Dollars ($10,000,000) (the “Escrow Amount”), and (b) assume the Assumed Liabilities. The Purchase Price less the Escrow Amount shall be paid on the Closing Date by the Purchaser (and guaranteed by the Guarantor) to the Sellers in immediately available funds by wire transfer to the bank account which has been designated in writing by the Seller Representative at least five (5) days prior to the Closing.

(b) Escrow. At 9:00 A.M. Pacific Time on the Closing Date, the Purchaser shall deliver the Escrow Amount (without demand, deduction, offset or delay), by wire transfer of immediately available funds, to JPMorgan Escrow Services as escrow agent (the “Escrow Agent”), for deposit into an escrow account (the “Escrow Account”) to be retained and released by the Escrow Agent solely in accordance with the terms of the escrow agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”). The Escrow Amount shall be available to satisfy amounts owing to either the Purchaser or the Sellers pursuant to Article XI hereof. No Seller, or any Affiliate thereof, shall be treated for tax purposes as having received any of the Escrow Amount, in each case, except to the extent and until such amount is actually disbursed to any such Seller in accordance with the Escrow Agreement. Any disputes relating to the distribution of the Escrow Amount shall be subject to the terms set forth in the Escrow Agreement.

2.6 [Reserved].

2.7 Guaranty. The Guarantor hereby guarantees and becomes a surety to the Sellers and their successors and assigns for the full payment and performance, when due and owing pursuant to the terms and conditions of this Agreement, of (a) the Purchase Price, (b) all other financial and contractual obligations of the Purchaser hereunder, and (c) all obligations of the Manager under the Management Agreement and of the Lessor under Facility Lease. In the event that any financial or contractual obligations of the Purchaser hereunder, under the Management Agreement or under the Facility Lease are not paid or performed by the Purchaser (or by the Purchaser’s Affiliates) in a prompt and timely manner, any Seller or Principal, through the Seller Representative, shall have the right to bring an Action against the Purchaser or the Guarantor, or both, in any order.

2.8 Purchase Price Allocation.

(a) The Purchaser and the Sellers agree that the Purchase Price (including any Assumed Liabilities that are treated as consideration for the Purchased Assets for federal income tax purposes) and all other amounts constituting consideration within the meaning of Section 1060 of the Code, shall be allocated among the Purchased Assets based on the principles as set forth in Section 1060 of the Code and the regulations promulgated thereunder, as reflected in the IRS Form 8594 referenced in Section 2.8(b) (as finally determined in accordance with this Section 2.8, the “Purchase Price Allocation”). The Sellers and the Purchaser agree to (i) be bound by the Purchase Price Allocation, (ii) act in accordance with the Purchase Price Allocation in the preparation and the filing of all Returns (including filing Form 8594 with their United States federal income Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and not cause their Affiliates to take any position inconsistent with the Purchase Price Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) Within forty-five (45) days after the Adjustment Payment Date, the Purchaser shall prepare and deliver a draft of its IRS Form 8594 to Sellers. The Sellers shall have forty-five (45) days thereafter to review and raise any objections with respect to such form. If the Sellers raise any such objections, the Purchaser and the Sellers shall, for the next thirty (30) days, exercise good faith efforts to seek to resolve those objections and, if unable to resolve those objections within such 30-day period, the matter shall be resolved pursuant to Section 13.9.

(c) In the event that the Purchase Price Allocation is disputed, in whole or in part, by any Governmental Authority, the Party receiving the notice of such dispute shall promptly notify the other Parties hereto in writing of such dispute and shall use commercially reasonable efforts to keep the other parties apprised of material developments concerning the resolution of such dispute.

ARTICLE III

CLOSING

3.1 Closing Date. Except as otherwise provided in Section 3.4 below, the closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Manatt, Phelps & Phillips, LLP, 1001 Page Mill Road, Building 2, Palo Alto, CA 94304-1006 on either (x) the first day of the month following the month in which the Closing Conditions are satisfied or waived or (y) within the first five (5) days of the month in which the Closing Conditions are satisfied or waived. The date on which the Closing occurs is herein referred to as the “Closing Date.” The Closing shall be deemed effective as of 12:01 A.M. Pacific Daylight Time on the Closing Date (the “Effective Time”). If the Closing has not occurred by November 22, 2010, either the Sellers (pursuant to Section 12.1(e)) or the Purchaser (pursuant to Section 12.1(f)) may terminate this Agreement.

3.2 Transfer of Purchased Assets. At the Closing, the Sellers shall deliver or cause to be delivered to Purchaser instruments of transfer transferring to Purchaser title to all of the Purchased Assets. Such instruments of transfer (a) shall be in the forms attached hereto and as described more fully in Section 8.2, and (b) shall vest in Purchaser good and marketable title to all of the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances, subject to the terms of the Assigned Contracts.

3.3 Delivery of Records and Contracts. The Sellers shall make available to Purchaser at the premises of the Hospital Business on the Closing Date all business records, books, and other data in the Sellers’ possession as of the Closing Date constituting the Purchased Assets under Section 2.1. After the Closing, the Purchaser shall afford to the Sellers and their accountants and attorneys reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of the Sellers delivered or made available to the Purchaser under this Section 3.3 and shall permit the Sellers, at the Sellers’ expense, to make extracts and copies therefrom to the extent reasonably requested in connection with financial reporting and accounting, litigation, tax matters and any other reasonable business purpose. For a period of five (5) years after the Closing Date, the Purchaser shall not dispose of such books and records without first offering to surrender the same to the Sellers in writing upon not less than thirty (30) days prior to such proposed disposition.

3.4 Real Property Escrow.

(a) The transfer of the Real Property Leases from the Sellers to the Purchaser and the payoff of the indebtedness secured by the Leasehold Mortgages (collectively, the “Secured Debt”) shall take place on the Closing Date through Escrow No. NCS-433044-NY (the “Real Property Escrow”) opened with First American Title Insurance Company, 633 Third Avenue, New York, New York 10017, Attn: Jeremy C. Poetker, Phone 212-551-9445, Facsimile 212-331-1654, Email JPoetker@firstam.com (the “Real Property Escrow Holder”). For the avoidance of doubt, only the Real Property Leases shall be transferred through the Real Property Escrow; all of the other Purchased Assets shall be transferred in the manner set forth in Sections 3.2 and 3.3 above.

(b) As more particularly described in Section 8.2(p) below, the Real Property Leases shall be conveyed to the Purchaser at the Closing free and clear of all Leasehold Mortgages. At least ten (10) Business Days prior to the anticipated Closing Date, the Sellers shall notify the Real Property Escrow Holder of such anticipated Closing Date and instruct the Real Property Escrow Holder to order demands (the “Payoff Demands”) from each Secured Party which is a holder of Secured Debt. Purchaser agrees to make the deliveries described in Section 8.3(l) at least three (3) Business Days prior to the Closing Date. Sellers agree to make or cause the appropriate Licensed Entity to make the deliveries described in Section 8.2(x) at least three (3) Business Days prior to the Closing Date.

(c) At the Closing, Real Property Escrow Holder shall promptly undertake all of the following in the manner indicated herein:

(i) cause the Lease Assignments and the Non-Disturbance Agreements and any reconveyances required under this Section 3.4 (collectively the “Recordable Documents”) to be recorded in the appropriate county recorder’s offices (with each Non-Disturbance Agreement to recorded after the applicable Lease Assignment);

(ii) disburse the required amount(s) to pay in full the Secured Debt to the appropriate Secured Parties from the funds deposited by Purchaser with the Real Property Escrow Holder, and disburse the balance of such funds (after payment of closing costs), if any, to the Purchaser;

(iii) direct the Title Company to issue to Purchaser a Title Policy for each of the Real Property Leases, effective as of the Closing Date; and

(iv) deliver to the Purchaser conformed copies of the recorded Recordable Documents.

ARTICLE IV

[RESERVED]

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

THE SELLERS AND THE PRINCIPALS

Other than with respect to representations and warranties in Section 5.23, which are made by The Tavitian GRAT only, each of the Sellers and each of the Principals, jointly and severally, hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedules attached hereto as Exhibit A, which exceptions shall be deemed to be part of, and qualifications to, the representations and warranties made hereunder, the following representations and warranties are true and complete as of the Execution Date and as of the Closing Date. The Disclosure Schedules shall be arranged in schedules corresponding to the sections contained in this Article V, and any disclosure made in any section of the Disclosure Schedules shall qualify other sections in this Article V only if such schedules specifically refer to such other sections of this Article V or their corresponding schedules in the Disclosure Schedules.

5.1 Corporate.

(a) Organization. As set forth on Schedule 5.1 of the Disclosure Schedules under the heading “Organization”, each Seller is a limited liability company, limited partnership or corporation, as the case may be, duly organized, validly existing and in good standing under the Laws of California.

(b) Power and Authority.

(i) Each Seller has all necessary corporate power and authority to own, operate and lease its respective properties and assets, to carry on its respective businesses as and where such is now being conducted, including the Hospital Business, to enter into the documents and instruments to be executed and delivered by such Seller pursuant hereto and to carry out the transactions contemplated hereby.

(ii) Each Principal has full power and authority to execute and deliver this Agreement and each of the Transaction Documents to which such Principal is a party and to perform such Principal’s respective obligations hereunder and thereunder.

(c) Qualification. Each Seller is duly qualified or licensed to do business, and is in good standing, in all jurisdictions (domestic and foreign) in which the character or the location of the assets owned or leased by it or the nature of the business conducted by it requires such licensing or qualification. All such jurisdictions are set forth on Schedule 5.1 of the Disclosure Schedules under the heading “Jurisdiction”.

(d) No Conflicts or Violations. Except as set forth on Schedule 5.1 of the Disclosure Schedules under the heading “No Conflicts or Violations”, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of the terms hereof by the Sellers will: (i) violate or result in a breach of any of the material terms and provisions of, constitute a default under, conflict with, or result in any acceleration of rights, benefits or obligations of any party under, any agreement (including any Material Contract), mortgage, bond, indenture, franchise or other instrument or obligation to which any Seller or Principal is a party or by which it is bound; (ii) violate any order or award of any court, administrative agency or governmental body applicable to any Seller or Principal; (iii) result in the creation of any Encumbrance upon any Purchased Asset pursuant to the terms of any such mortgage, bond, indenture, lease, franchise or other instrument or obligation; (iv) constitute a violation by any Seller or Principal of any applicable Law; (v) result in the breach of any of the material terms or conditions of, or constitute a default under, or otherwise cause any impairment of, any permit, license or other governmental authorization held by any Seller or Principal; (vi) result in any liability or expense to any Seller under any collective bargaining agreements, if any, to which such Seller is a party; or (vii) conflict with or violate any charter document, operating agreement or partnership agreement of any Seller.

(e) Ownership of Vista Healthcare Holdings. Each Principal (excluding Ara Tavitian, M.D.) has good and marketable title to, and sole record and beneficial ownership of, that number of shares of the membership interests of Vista Healthcare Holdings set forth opposite his, her or its name on Schedule 5.1(e) of the Disclosure Schedules.

(f) Vista Healthcare Holdings/Vista Healthcare. Vista Healthcare Holdings directly holds as its sole asset all of the outstanding equity interests of Vista Healthcare; Vista Healthcare directly or indirectly holds as its sole asset all of the outstanding equity interests in each of the other Sellers, other than Vista Healthcare Holdings.

5.2 Financial Statements; Undisclosed Liabilities.

(a) Vista Healthcare has furnished to the Purchaser, prior to the Execution Date, the Financial Statements and Interim Financial Statements (collectively, the “Financials”), copies of which are attached as Schedule 5.2(a) to the Disclosure Schedules. Except as set forth on Schedule 5.2(a) of the Disclosure Schedules under the heading “GAAP Compliance”, or as noted on the Financials, the Financials have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly, in all material respects, the financial condition of the Sellers on a consolidated basis, as of such dates and the consolidated results of operations of the Sellers (including the Hospital Business), for the periods covered thereby; provided, however, that the Interim Financial Statements for such periods are correct and complete in all material respects, and are consistent with the books and records of the Sellers in all material respects. The books of account and other financial records of the Sellers, all of which have been made available to the Purchaser are correct and complete in all material respects and have been maintained in accordance with past practices.

(b) The Sellers do not have any material Liabilities, except for (i) Liabilities set forth on the Interim Financial Statements, and (ii) Liabilities incurred in the ordinary course of business since the date of such Interim Financial Statements (none of which results from, arises out of, or relates to any breach, violation of, or default under any Contractual Obligation to which any Seller is a party or any violation of any Law).

5.3 Debt. Schedule 5.3 of the Disclosure Schedules correctly sets forth a complete list of the Debt for the Sellers. Except as set forth on Schedule 5.3 of the Disclosure Schedules, no Seller has any Liability in respect of a guarantee of any Liability of any other Person.

5.4 Taxes.

(a) (i) All Returns required to be filed by or on behalf of each Seller on or before the Closing Date with respect to the Hospital Business or the Purchased Assets have been duly and timely filed (or subject to proper extensions) with the appropriate taxing authority in all jurisdictions in which such Returns are required to be filed, and all such Returns are true, complete and correct in all material respects; and (ii) all Taxes of the Sellers, whether or not shown or required to be shown on any Return, with respect to the Hospital Business and the Purchased Assets that are due and payable on the Execution Date have been fully and timely paid.

(b) The Sellers have made available complete copies of all income and other material Returns, and any audit reports, of the Sellers relating to taxable periods that ended after December 31, 2005.

(c) Each Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes with respect to the Hospital Business or the Purchased Assets and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(d) There are no Encumbrances for Taxes upon the Purchased Assets other than statutory liens for Taxes not yet due or payable.

(e) None of the Purchased Assets is an interest (other than indebtedness within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income tax purposes.

(f) No issue has been raised by written inquiry of any Governmental Entity respecting Taxes, which, by application of the same principles, would reasonably be expected to result in an Encumbrance on the Purchased Assets or such Seller’s business in any taxable period (or portion thereof) ending after the Closing Date.

(g) No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets or the Hospital Business that would, in any manner, bind, obligate or restrict the Purchaser.

(h) No Seller has executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental Authority respecting Taxes, or has been subject to any ruling guidance specific to such Seller respecting Taxes that would be binding on the Purchaser for any taxable period (or portion thereof) ending after the Closing Date.

5.5 Title to Properties; Absence of Encumbrances.

(a) The Sellers own fee simple title to the real property identified on Schedule 5.5 of the Disclosure Schedules under the heading “Fee Simple Title”. Schedule 5.5 of the Disclosure Schedules under the heading “Leased Real Property” also contains a complete list by address of all real property leased, licensed, operated or used by the Sellers indicating the nature of their respective interest therein (the “Leased Real Property”) and specifies the lessor(s) or licensor(s) of such Leased Real Property and identifies each lease or any other Contractual Obligation under which such property is leased, licensed or otherwise occupied, including all amendments thereto (together with all amendments thereto, each a “Real Property Lease”). The Sellers have not received any written notice of any pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any material portion of any such owned or leased real property or, to the Sellers’ Knowledge, that any such activities are currently being threatened. There are no oral leases or subleases and, except as set forth on Schedule 5.5 of the Disclosure Schedules under the heading “Subleases, etc.”, there are no (x) written subleases or (y) written or oral licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Leased Real Property or any portion thereof and there is no Person in possession of the Leased Real Property or any portion thereof other than the Sellers. The real property identified on Schedule 5.5 of the Disclosure Schedules represents all of the real property owned, leased, licensed or otherwise occupied by the Sellers that is utilized in the operation of the Hospital Business.

(b) Each Seller has good and marketable title to, or, in the case of personal property held under a lease or other Contractual Obligation (subject to the terms of the lease or other Contractual Obligation), an enforceable leasehold interest in, or right to use, the Purchased Assets. Except as disclosed on Schedule 5.5 of the Disclosure Schedules under the heading “Encumbrances other than Permitted Encumbrances on Purchased Assets”, none of the Purchased Assets is subject to any Encumbrance other than Permitted Encumbrances, subject to the terms of any Assigned Contract.

(c) To the Sellers’ Knowledge, the Purchased Assets (i) constitute all of the assets used by Sellers to conduct the Hospital Business as presently conducted, (ii) are in good working order, operating condition and state of repair (subject to reasonable wear and tear), (iii) have no material defects (whether patent or latent), subject to reasonable wear and tear, and (iv) have been maintained in a reasonable manner (subject to reasonable wear and tear). None of the Purchased Assets owned or leased by the Sellers is subject to any sublease or sublicense or other agreement granting to any other Person by the Sellers any right to the use, occupancy or enjoyment of such property or any portion thereof.

(d) To the Sellers’ Knowledge, except as disclosed on Schedule 5.5 of the Disclosure Schedules under the heading “Condition of Property”, all of the fixtures and other improvements that constitute the Leased Real Property and all of the Sellers’ tangible personal property, other than inventory, included in the Purchased Assets, and including motor vehicles (the “Equipment”), if any: (i) are adequate and suitable for the present use by the Sellers (including the normal operations of the Hospital Business), (ii) are in good working order, operating condition and state of repair (subject to reasonable wear and tear), (iii) have no material defects (whether patent or latent) subject to reasonable wear and tear, and (iv) have been maintained in a reasonable manner (subject to reasonable wear and tear).

(e) The Sellers have delivered to the Purchaser true, accurate and complete copies of each Real Property Lease.

(f) To the Sellers’ Knowledge, there exists no default, breach or dispute on the part of any Seller under any Real Property Lease nor, to the Sellers’ Knowledge, has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach by such Seller under a Real Property Lease.

(g) To the Sellers’ Knowledge, there exists no default or breach by the landlord, sublessor, licensor on other obligor under each Real Property Lease nor, to the Sellers’ Knowledge, has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach by any such Person under a Real Property Lease.

(h) Schedule 5.5 of the Disclosure Schedule under the heading “Real Property Leases” sets forth a true and correct listing of each Real Property Lease.

(i) To the Sellers’ Knowledge, the Sellers have received no written notice from any Governmental Authority that any Seller or any Hospital is not in material compliance with seismic safety standards under applicable Law.

5.6 Intellectual Property.

(a) To the Sellers’ Knowledge, the Sellers own or possess all licenses or other rights to use all Intellectual Property necessary to conduct the Hospital Business. Vista Healthcare owns the service mark “Vista” registered with the United States Patent and Trademark Office (registration number 3,515,154) free and clear of any Encumbrances.

(b) To the Sellers’ Knowledge, none of the Sellers have received any written notice from any third-party that the Intellectual Property rights owned or used by the Sellers misappropriate or infringe upon any Intellectual Property rights of others.

(c) Schedule 5.6 of the Disclosure Schedules under the heading “List of Intellectual Property” sets forth a complete and accurate list of all material trademarks, service marks and domain names, if any, owned by the Sellers that are used by the Sellers in connection with the Hospital Business. No Seller owns or exclusively licenses any patents.

(d) Schedule 5.6 of the Disclosure Schedules under the heading “Intellectual Property Licenses” sets forth a complete and accurate list of all material Contractual Obligations pursuant to which the Sellers license to any third party any material trademarks, tradenames, service marks and domain names owned by the Sellers.

(e) To the Sellers’ Knowledge, the Sellers have maintained and renewed, as applicable, all material Registered Marks.

(f) To the Sellers’ Knowledge, no Seller has received any written notice that any third party is infringing any Intellectual Property owned by such Seller.

(g) To the Sellers’ Knowledge, no legal proceedings are pending or, to the Sellers’ Knowledge, threatened against any Seller that (i) assert that any Intellectual Property owned or used by such Seller or any action taken by such Seller infringes upon any Intellectual Property of any person, or (ii) challenge the validity or enforceability of, or the rights of such Seller in any of the Intellectual Property owned or used by such Seller.

5.7 Material Contracts.

(a) Schedule 5.7 of the Disclosure Schedules under the heading “Material Written Contracts” lists the following currently in effect written contracts to which any Seller is a party as of the Execution Date (collectively, the “Material Contracts”):

(i) any Contractual Obligation (or group of related Contractual Obligations), in each case, the performance of which will extend over a period of more than one year from the Execution Date or which provides for annual payments to or by such Seller in excess of One Hundred Fifty Thousand Dollars ($150,000);

(ii) (A) any Capital Lease, or (B) any other lease or other Contractual Obligation relating to the Equipment, under which any Equipment is held or used by such Seller;

(iii) any Contractual Obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Purchased Asset;

(iv) any Contractual Obligation relating to the acquisition or disposition of (i) any business of such Seller (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise), or (ii) any Purchased Asset other than in the ordinary course of business;

(v) any collective bargaining agreement;

(vi) any Contractual Obligation under which such Seller is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets or securities (other than the sale of inventory in the ordinary course of business), (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(vii) any Contractual Obligation with an Affiliate, or with any entity in which an officer or director of such Seller holds an interest, including any agreement whereby such Seller has advanced or loaned any amount to any director, officer or employee;

(viii) any Contractual Obligation in the form of a partnership, limited liability company or joint venture agreement;

(ix) any Contractual Obligation (or group of related Contractual Obligations) (A) under which such Seller has created, incurred, assumed or guaranteed any Debt in excess of One Hundred Thousand Dollars ($100,000), or (B) under which such Seller has permitted any Purchased Asset to become encumbered;

(x) any Contractual Obligation under which any other Person has guaranteed any Debt of such Seller;

(xi) any Contractual Obligation pursuant to which such Seller is a lessor of, or permits any third party to operate, any real or personal property of such Seller;

(xii) any Contractual Obligation relating to confidentiality, non-competition or non-solicitation (in cases where such Seller is subject to such obligations);

(xiii) any Contractual Obligation under which such Seller has or may have any Liability to any investment bank, broker, financial advisor, finder or other similar Person;

(xiv) any agency, dealer, distributor, sales representative, marketing or other similar agreement;

(xv) any Contractual Obligation under which such Seller has advanced or loaned an amount to any of its Affiliates or employees other than in the ordinary course of business that remains outstanding on the Execution Date; and

(xvi) any Contractual Obligation with any insurance company, prepaid health plan, health maintenance organization, Knox-Keene Health Care Service Plan, preferred provider organization, independent practice association, private or public healthcare program, or any other entity to provide services to enrollees, beneficiaries or patients;

provided, however, that an Employee Benefit Plan shall not constitute a Material Contract and need not be listed on Schedule 5.7 of the Disclosure Schedules.

(b) The Sellers have delivered to the Purchaser true, accurate and complete copies of each Assigned Contract that is a Material Contract, in each case, as amended or otherwise modified and in effect as of the Execution Date.

(c) Each Assigned Contract that is a Material Contract is enforceable against the applicable Seller, and is in full force and effect, and, subject to obtaining any necessary consents or delivering any necessary notices, as disclosed on Schedule 5.8 of the Disclosure Schedules, will continue to be so enforceable and in full force and effect following the consummation of the transactions contemplated hereby.

(d) No Seller nor, to the Sellers’ Knowledge, any other party to any Material Contract is in breach or violation of, or default under, or has repudiated any material provision of, any Material Contract. No Seller has engaged in any act that would have the effect, before or after the Closing, of triggering any “most favored nations” clause in any Material Contract to which such Seller is a party.

(e) No Seller has entered into any oral agreements.

5.8 Consents. Subject to the Management Agreement and the Facility Lease, and the consents and approvals required thereby, if any, Schedule 5.8 of the Disclosure Schedules lists all authorizations, approvals, waivers or consents required to be obtained, and notices to be made, by the Sellers to consummate the transactions contemplated hereby (collectively, “Consents and Approvals”); provided that with respect to Assigned Contracts, Schedule 5.8 of the Disclosure Schedules lists only the authorizations, approvals, waivers or consents required to be obtained, and notices to be made, by the Sellers in connection with Material Contracts.

5.9 Insurance. All insurance policies and arrangements of the Sellers (which include general liability, directors and officers, professional liability, property, casualty, fire and workers’ compensation insurance policies and arrangements) are in full force and effect, all premiums due with respect thereto are currently paid, and the Sellers are in compliance in all material respects with the terms thereof. A list of all such policies and arrangements is set forth on Schedule 5.9 of the Disclosure Schedules. Each such insurance policy shall continue to be in full force and effect immediately prior to the Effective Time. All such insurance is on a claims made basis and will not continue to provide coverage to the Sellers after the Closing Date for occurrences prior to the Closing Date except to the extent covered by tail insurance purchased by Sellers.

5.10 Litigation. Except as set forth on Schedule 5.10 of the Disclosure Schedules, (a) there is no Action pending or, to the Sellers’ Knowledge, threatened (x) against the Sellers with respect to the Purchased Assets or (y) that would reasonably be expected to prevent, hinder, delay or otherwise challenge the consummation of any of the transactions contemplated hereby or that questions the validity, legality or propriety of the transactions contemplated hereby; and (b) no Seller is subject to any judgment, order or decree of any Governmental Authority with respect to the Purchased Assets or the Hospital Business. In the Sellers’ judgment, all Actions set forth on Schedule 5.10 of the Disclosure Schedules have been adequately reserved for by the Sellers in accordance with GAAP.

5.11 Certain Healthcare Matters.

(a) Government Reimbursement Programs.

(i) Each of the Hospitals is (i) qualified for participation in, and have current and valid provider contracts with, the applicable Government Reimbursement Programs and/or their fiscal intermediaries or paying agents and is in compliance with the conditions of participation or requirements applicable with respect such participation and (ii) eligible for payment under the applicable Government Reimbursement Programs for services rendered to qualified beneficiaries.

(ii) Except as set forth on Schedule 5.11 of the Disclosure Schedules under the heading “Cost Reports”, the Cost Reports for each of the Hospitals that provides services to beneficiaries of Government Reimbursement Programs were filed when due, and have been audited (with Notices of Program Reimbursement issued), for the Cost Report periods particularly described on Schedule 5.11 of the Disclosure Schedules under the heading “Cost Reports”.

(iii) Except as set forth on Schedule 5.11 of the Disclosure Schedules under the heading “Cost Reports”, all amounts shown as due from any of the Hospitals in the Cost Reports either were remitted with such Cost Reports or will be remitted when required by applicable Law and are appropriately reflected in the Financial Statements, and all amounts shown in the Notices of Program Reimbursement as due have been, or prior to Closing will be, paid when required by applicable Law.

(iv) The Sellers have not received or submitted any claim for payment to the Government Reimbursement Programs (or their fiscal intermediaries or paying agents) with respect to any Hospital in excess of the amount provided by applicable Law or applicable provider contract, and the Sellers have not received written notice of any dispute or claim by any Governmental Authority, fiscal intermediary or other Person regarding any of the Hospitals and the Government Reimbursement Programs or the participation by any of the Hospitals in such Programs.

(v) No Seller is subject to, or the beneficiary of, any outstanding loan, grant or loan guarantee pursuant to the Hill Burton Act (42 USC Section 291a, et seq.).

(vi) None of the Hospitals is subject to or liable for any accrued or unaccrued repayment obligation pursuant to the Peer Grouping Inpatient Reimbursement Limitation of the Medi-Cal Program as described in 22 California Code of Regulations Section 51548.

(b) Medical Staff. The Sellers have made available to the Purchaser true, correct and complete copies of the bylaws, rules and regulations of the medical staffs of the Hospitals. Except as set forth on Schedule 5.11 of the Disclosure Schedules under the heading “Medical Staff”, there is no pending or, to the Sellers’ Knowledge, threatened dispute with medical staff member of any Hospital with respect to medical staff privileges or credentialing. With respect to each physician who is a member of the medical staff of any Hospital, the credentialing process for such physician included queries to the Medical Board of California for 805 Reports and queries to the National Practitioner Data Bank.

(c) Accreditation; Survey Reports. Except as set forth on Schedule 5.11 of the Disclosure Schedules under the heading “Accreditation”, each Hospital is accredited by the Joint Commission (“The Joint Commission”), the Healthcare Facilities Accreditation Program (“HFAP”) for the period set forth on Schedule 5.11 of the Disclosure Schedules under the heading “Accreditation”. Except as set forth on Schedule 5.11 of the Disclosure Schedules under the heading “Accreditation”, no Seller has received any written notices of deficiency from The Joint Commission or HFAP with respect to any Hospital’s current accreditation period that are outstanding on the Execution Date and require any action or response by such Seller or such Hospital, and pertaining to such deficiencies that have not been corrected or otherwise remedied. With respect to each Hospital, the Sellers have made available to the Purchaser a true and complete copy of such Hospital’s most recent Joint Commission or HFAP accreditation survey report and deficiency list, if any; the most recent Statement and Deficiencies and Plan of Correction on Form HCFA-2567; the most recent state licensing report and list of deficiencies, if any; the most recent fire marshal’s survey and deficiency list, if any, and the corresponding plans of correction or other responses, each as set forth on Schedule 5.11 of the Disclosure Schedules under the heading “Accreditation”.

(d) Licenses. All material governmental licenses, approvals, authorizations, registrations, consents, orders, certificates, decrees, franchises and permits applicable to the Hospital Business (collectively, the “Licenses”) of the Sellers are listed on Schedule 5.11 of the Disclosure Schedules under the heading “Licenses”. The Licenses are all of the licenses necessary for the Sellers’ ownership and operation of the Purchased Assets and the Hospital Business. Each Seller is duly licensed by the State of California to operate the Hospitals as general acute care hospitals having that number and type of licensed beds as set forth on each Hospital’s current general acute care hospital license. Such Licenses are in full force and effect and no proceeding is pending or, to the Sellers’ Knowledge, threatened, seeking the revocation or limitation of any such License. There are no provisions in or agreements relating to any of the Licenses that preclude or limit the Purchaser from operating the Hospitals and using all the licensed beds of the Hospitals as they are currently classified. At no time during the three (3) year period prior to the Execution Date, has any Seller received any written notice from any Governmental Authority indicating that its qualification as a participating provider in any Governmental Reimbursement Program may be terminated or withdrawn.

(e) Long Term Acute Care Status. Since January 1, 2005, each of the Hospitals has been separately designated by the Centers for Medicare and Medicaid Services as a “long term acute care hospital” as defined by 42 CFR Section 412.23(e) and such designation has remained continuously in effect with respect to each Hospital and Vista Hospital of South Bay Tri City Campus has continuously met the requirements for a satellite facility pursuant to 42 CFR Section 412.22(h) (the “LTACH Designation Requirements”).

(f) Compliance Generally. Each Seller and each Hospital are and have been in substantial compliance in all respects with all applicable Laws, including all Healthcare Requirements, governing the conduct or operation of its business (including the Hospital Business), and all of its Licenses. No Seller has received any written notice of any violation of any such Law or License, and, to the Sellers’ Knowledge, no written notice of such violation has been threatened at any time over the last twelve (12) months. There is no outstanding, or, to the Sellers’ Knowledge, threatened order or allegation from any Governmental Authority of any alleged, actual, or potential violation of any Laws. To the Sellers’ Knowledge, no investigation or review by any Governmental Authority is pending or threatened, nor has any Governmental Authority notified any Seller in writing within the twelve (12) month period prior to the Execution Date of its intention to conduct the same.

(g) Convictions; Exclusions. No Seller nor any director, officer or employee of any of them has been excluded from participating in the Medicare program or any other Government Reimbursement Programs. None of the Sellers’ officers, directors, agents or managing employees (as that term is defined in 42 U.S.C. § 1320a-5(b)), has been (a) excluded from participating in the Medicare program or any other applicable Government Reimbursement Program (b) subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, (c) convicted of, a criminal offense under the Anti-Kickback Statute (42 U.S.C. § 1320a-7b) or (d) charged with, or to the Sellers’ Knowledge, investigated, for any violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of any investigation, or controlled substances.

(h) Related Party Transactions. Except as set forth on Schedule 5.11 of the Disclosure Schedules under the heading “Related Party Transactions”, no Seller, employee, officer, director, shareholder or Affiliate of any Hospital or any Seller, no individual, related by blood, marriage or adoption to any such individual, and no entity in which any such Person or individual owns any beneficial interest is a party to any agreement, contract, commitment or transaction with any Seller or any Hospital, or has any interest in any property, tangible or intangible, used by any Seller or any Hospital. The agreements, contracts, commitments or transactions set forth on Schedule 5.11 of the Disclosure Schedules under the heading “Related Party Transactions” were negotiated at arms-length by the applicable Seller or the applicable Hospital, as the case may be, with the other party thereto.

(i) Absence of Certain Business Practices. Neither the Sellers, nor to the Sellers’ Knowledge, any employees of the Sellers have directly or indirectly (i) made any contribution or gift which contribution or gift is in violation of any applicable Law, (ii) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business in violation of any applicable Law, (B) to pay for favorable treatment for business secured in violation of any applicable Law, (C) to obtain special concessions or for special concessions already obtained for or in respect of any Seller or any Affiliate thereof, or (iii) established or maintained any fund or asset of any Seller that has not been recorded in the books and records of such Seller.

(j) Licensed Employees. All employees of the Sellers are properly licensed and in good standing with the applicable Governmental Authority.

(k) Billings. All billings of the Sellers with respect to applicable Government Reimbursement Programs have been and are in compliance in all respects with applicable Law, and, no Seller has billed or received payment or reimbursement in excess of amounts allowed by Law (other than refunds, claims, deficiencies, offsets or adjustments allowed by Law).

(l) Physicians.

(i) Schedule 5.11 of the Disclosure Schedules under the heading “Physicians” lists any Contractual Obligation to which (x) a Physician, or (y) to the Sellers’ Knowledge, any entity in which or with respect to which a Physician holds directly or indirectly an investment interest, is a counterparty with a Seller whether or not such Contractual Obligation relates to medical services (each, a “Physician Contract”).

(ii) No Physician who directly or indirectly holds an investment interest in or with respect to any Seller (A) is on the medical staff of any Hospital operated by such Seller or (B) admits patients to any Hospital or orders services provided by any Hospital, in each case operated by such Seller.

(iii) No Physician holds any direct or indirect ownership or investment interest in any entity that is a party to any Real Property Lease.

(m) Audits; Settlements. Schedule 5.11 of the Disclosure Schedules under the heading “Audits and Settlements” sets forth a summary description of any audits of the Sellers performed within the last twelve (12) months by any Governmental Authority, RAC auditor or other contract auditor on behalf of a Governmental Authority, an identification of any settlement agreements and, to the Sellers’ Knowledge, any unresolved matters raised in writing with the Sellers by any such Governmental Authority, RAC auditor or other contract auditor on behalf of a Governmental Authority.

5.12 Employees.

(a) Schedule 5.12(a) of the Disclosure Schedules contains a true and correct list of all of the current employees of each Seller as of the Execution Date. To the extent permitted by applicable Law, Schedule 5.12(a) of the Disclosure Schedules also identifies each employee who is out of work on a leave of absence, including due to disability and sets forth, to the Sellers’ Knowledge, the anticipated date of return to work.

(b) No collective bargaining agreement with respect to the business of the Sellers (including the Hospital Business) is currently in effect or being negotiated. The Sellers have no written obligation to negotiate any other collective bargaining agreement.

(c) No strike, slowdown or work stoppage is occurring, nor, to the Sellers’ Knowledge, is threatened or has been threatened within the twelve (12) month period prior to the Execution Date, with respect to the employees of any Seller.

(d) There is no representation claim or petition pending before the U.S. National Labor Relations Board or any similar state or local labor agency of which any Seller has been notified in writing by any Governmental Authority and, to the Sellers’ Knowledge, no question concerning representation has been raised or threatened in writing to any Seller by any Governmental Authority respecting the employees of such Seller.

(e) To the Sellers’ Knowledge, no written notice has been received by the Sellers within the twelve (12) months immediately preceding the Execution Date, of any complaint or proceeding filed against any Seller that is unresolved claiming that such Seller has violated any applicable employment Laws, or, to the Sellers’ Knowledge, against any of the employees of such Seller or threatened to be filed against such Seller before any federal, state or local agency or labor relations board, including the National Labor Relations Board, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the federal Department of Labor and the California Division of Labor Standards Enforcement that are unresolved. To the Sellers’ Knowledge, no written notice that remains unresolved has been received by the Sellers of the intent of any federal, state or local agency responsible for the enforcement of labor or employment Laws to conduct an investigation of any Seller, and, to the Sellers’ Knowledge, no such investigation is in progress.

(f) To the Sellers’ Knowledge, there are no outstanding orders or charges against any Seller under any occupational health or safety legislation and, to the Sellers’ Knowledge, within the twelve (12) months immediately preceding the Execution Date, no such outstanding orders or charges have been threatened. Except as set forth on Schedule 5.12(f) of the Disclosure Schedules, as of the Execution Date, there are no pending worker compensation claims of which the Sellers have received written notice.

(g) Except as set forth on Schedule 5.12(g) of the Disclosure Schedules, no Seller, nor any of such Seller’s current or former employees, consultants, officers, directors, distributors, resellers, vendors or customers owns, directly or indirectly, or has any right, title or interest (economic or otherwise), in whole or in part, in any Intellectual Property, Leased Real Property, proprietary asset or other rights claimed or used by such Seller.

5.13 Employee Benefit Plans.

(a) Schedule 5.13 of the Disclosure Schedules lists all Employee Benefit Plans as to which the Sellers or any of them sponsors, maintains, contributes or is obligated to contribute, or under which the Sellers or any of them has any material Liability (each, a “Plan”), including each and every Employee Benefit Plan intended to be qualified under Section 401(a) of the Code. The Sellers have made available to the Purchaser true, accurate and complete copies of each Plan and of each Assigned Contract that relates to any Plan (or, if the Plan or Assigned Contract has not been reduced to writing, a written summary of all material terms).

(b) None of the Sellers nor any ERISA Affiliate has in the last six (6) years ever sponsored, maintained or contributed to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or any “multiple employer plan” subject to Section 4063 or 4064 of ERISA. “ERISA Affiliate” means any Person that is considered, or at any time within the last six (6) years was considered, a single employer with the Sellers or any of them under Section 414(b), (c), (m) or (o) of the Code.

5.14 Environmental Matters. Except as set forth on Schedule 5.14 of the Disclosure Schedules:

(a) Each Seller and, to the Sellers’ Knowledge, their respective Predecessors, if any, are, and have been, in material compliance with all applicable Environmental Laws. Each Seller and, to the Sellers’ Knowledge, their respective Predecessors, if any, have obtained all Governmental Approvals required for its operations and sites by Environmental Laws. No site that is the subject of a Real Property Lease (“Site”) is, or contains conditions that are, in material violation of any Environmental Law. Each Seller and, to the Sellers’ Knowledge, their respective Predecessors, if any, have not received any written communication, from any Person, alleging that such Seller or their respective Predecessors, if any, or any Site is not in material compliance with Environmental Laws. To the Sellers’ Knowledge, there are no past, present or reasonably anticipated actions, activities, events or incidents that may prevent or interfere with compliance with Environmental Laws in the future. No Seller and, to the Sellers’ Knowledge, none of their respective Predecessors, if any, are required or obligated to take, nor have any knowledge that any Governmental Authority will require, any action that would require any material expenditures to comply with any material Environmental Laws or otherwise address the Release or threatened Release of any Hazardous Substances. To the Sellers’ Knowledge, no Site or Purchased Asset is subject to any imminent restriction, limitation or prohibition on ownership, occupancy, operation, use or transferability of any Site in connection with any Environmental Law or the Release or threatened Release of a Hazardous Substance.

(b) During the period of any Seller’s occupancy of any Site, or to the Sellers’ Knowledge, prior to such occupancy or ownership, there has been no Release or threatened Release of any Hazardous Substance, which is or was prohibited under Environmental Law.

(c) To the Sellers’ Knowledge, there have been no Hazardous Substances generated, disposed or transported directly or indirectly by or on behalf of any Seller or a Predecessor that have come to rest at any Site other than in compliance with applicable Laws, and there are no sites that have been owned, operated, or leased by any Seller or a Predecessor, that have been included or formally proposed for listing on the Superfund National Priorities List or any other related or similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States.

(d) To the Sellers’ Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any Site owned, leased, operated or otherwise used by any Seller or a Predecessor.

(e) To the Sellers’ Knowledge, no Seller nor their respective Predecessors, have received any written notice, notification, demand or request for information from any Governmental Authority and, to the Sellers’ Knowledge, no investigation or review is pending or threatened by any Governmental Authority against any Seller or any Predecessor, or against any Person whose Liability for any claims or obligation any Seller or their respective Predecessors, have or may have assumed or retained either contractually or by operation of Law, with respect to any alleged violation of any Environmental Law or otherwise regarding the Release or threatened Release of Hazardous Substances (whether accrued, absolute, contingent, unliquidated or otherwise), except as would not have a Material Adverse Effect. There are no claims, Legal Proceedings, orders, fines, penalties and or judgments under Environmental Laws, or otherwise regarding the Release or threatened Release of Hazardous Substances, pending or, to the Sellers’ Knowledge, threatened, against any Seller or their respective Predecessors, or against any Person whose Liability for any claims or obligation any Seller or their respective Predecessors, have or may have assumed or retained either contractually or by operation of Law. To Sellers’ Knowledge, no Seller nor their respective Predecessors retained or assumed or agreed to retain or assume, by Contract any Liability under any Environmental Law, regarding the Release or threatened Release of Hazardous Substances, including, but not limited to, cleanup obligations.

(f) All material reports records, studies, analyses, tests, data and other documents pertaining to Environmental Law or the Release or threatened Release of Hazardous Substances, including, but not limited to, environmental audits, investigations, or assessments in the possession or control of any Seller relating to the Purchased Assets are listed on Schedule 5.14(f) of the Disclosure Schedules have been provided or made available to the Purchaser.

5.15 Absence of Certain Changes. Since December 31, 2009, except as set forth on Schedule 5.15 of the Disclosure Schedules, each Seller has operated its business in the ordinary course and has maintained its relationships with customers, vendors, suppliers, employees, agents and others consistent with past practice, and, to the Sellers’ Knowledge, there has not occurred any event, development or change that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Without limiting the generality of the immediately preceding sentence and since that date, except as set forth on Schedule 5.15 of the Disclosure Schedules, in the ordinary course of business, no Seller has:

(a) amended or otherwise modified its articles of organization, certificate of limited partnership, operating agreement or partnership agreement (or similar organizational documents) or altered, through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

(b) permitted any of its Purchased Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(c) declared, set aside, made or paid any dividend or other distribution other than cash to any member or partner, as the case may be, with respect to its equity interests;

(d) redeemed, purchased or otherwise acquired, directly or indirectly, any of its equity interests;

(e) increased by 10% or more the base rate of compensation of any of its employees whose annual compensation exceeds $75,000;

(f) terminated any material Plan, adopted any new material Plan or, except as required by Law or, pursuant to changes effective as of September 1, 2010 made in the ordinary course of business, materially amended any Plan;

(g) extended, terminated or modified any Material Contract, permitted any renewal notice period or option period to lapse with respect to any Material Contract or received any written notice of termination of any Material Contract, except for terminations of Material Contracts upon their expiration during such period in accordance with their terms;

(h) except with respect to the Debt, entered into any cancellation, waiver, compromise or release of debts, rights or claims under a Material Contract, including any write-off or other compromise of any account receivable of such Seller other than in the ordinary course of business;

(i) entered into any commitment or transaction by such Seller (including any borrowing, capital expenditure, or becoming liable in respect of any Debt or guarantee) other than in the ordinary course of business consistent with past practice;

(j) discharged or satisfied any Encumbrance other than those then required to be discharged or satisfied during such period in accordance with their original terms;

(k) paid any obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Financial Statements or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice;

(l) sold, transferred, leased to others or otherwise disposed of any Purchased Assets or made a lien on any of the Purchased Assets of such Seller;

(m) granted credit to any customer or vendor on terms or in amounts more favorable than those which have been extended to such customer or vendor or similar customers or vendors in the past, or made any change in the terms of any credit heretofore extended, or any other change of the policies or practices of such Seller with respect to the granting of credit;

(n) suffered any material damage or destruction to, loss of, or condemnation or eminent domain proceeding relating to any of its tangible properties or assets (whether or not covered by insurance);

(o) lost the employment services of any (i) chief executive officer or equivalent officer, (ii) chief financial officer or equivalent officer, (iii) head of clinical operations at any Hospital, or (iv) any other employee or consultant regularly performing services whose annual compensation exceeded One Hundred Fifty Thousand Dollars ($150,000);

(p) made any loan or advance to any Person, other than travel and other similar routine advances to employees, consultants and independent contractors in the ordinary course of business consistent with past practice;

(q) purchased or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise related to the Purchased Assets or the Hospital Business;

(r) made any capital expenditures or capital additions or betterments in amounts which exceeded Two Hundred Thousand Dollars ($200,000), in the aggregate;

(s) changed its method of accounting or its accounting principles or practices, including any policies or practices with respect to revenue recognition or the establishment of reserves for Accounts Receivable, utilized in the preparation of the Financial Statements, other than as required by GAAP;

(t) instituted or settled any litigation, or been subject to an Action by any Person or before any court or Governmental Authority alleging a violation of any Law, Contractual Obligation, Debt, Environmental Law, Tax or other violation by such Seller relating to it or any of its Purchased Assets or the Hospital Business;

(u) entered into or terminated any Physician Contract or any Contractual Obligation with any Seller or Affiliate of any Seller;

(v) entered into any material agreements, commitments or contracts, except those made in the ordinary course of business consistent with past practice; or

(w) entered into any material agreement or commitment to do any of the foregoing, except as otherwise set forth in this Agreement or any Schedule hereto.

5.16 Books and Records. The Purchased Books and Records have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made, and all transactions reflected therein have been accurately accounted for.

5.17 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Sellers or the Purchased Assets or, to the Sellers’ Knowledge, threatened, that has or could reasonably be expected to have the effect of prohibiting or materially impairing the use of the Purchased Assets, the conduct of the business of any Seller as currently conducted or any business practice of any Seller, including the Hospital Business, the acquisition of property, the provision of services, the hiring of employees, and the solicitation of customers, in each case either individually or in the aggregate.

5.18 Accounts Payable. All items that are required by GAAP to be reflected as payables on the Financials and on the books and records of any Seller are so reflected and have been recorded in accordance with GAAP on a consistent basis in a manner consistent with past practice.

5.19 Accounts Receivable. All items that are required by GAAP to be reflected as receivables on the Financial Statements and the Interim Financial Statements and on the books and records of the applicable Seller are so reflected and have been recorded in accordance with GAAP on a consistent basis in a manner consistent with past practice.

5.20 Liability Claims. Schedule 5.20 of the Disclosure Schedules contains a description of all material liability claims and similar material litigation relating to the services of the Sellers (including the Hospital Business) with respect to the Purchased Assets that have been asserted or commenced against any Seller within the last eighteen (18) months (whether or not covered by insurance).

5.21 Accounting Records. Each Seller has records that accurately and validly reflect their respective transactions in all material respects, and has in place accounting controls which the Sellers believe to be sufficient to assure that such transactions are: (a) executed in accordance with management’s general or specific authorization; and (b) recorded in conformity with GAAP so as to maintain accountability for assets.

5.22 Brokers and Finders. Except as set forth on Schedule 5.22 of the Disclosure Schedules, no Seller has engaged, nor is liable to pay any fees, costs or commissions to, any broker, finder, agent or financial advisor (each, a “Broker” and collectively, the “Brokers”) in connection with the transactions contemplated hereby.

5.23 Trustee. The Tavitian GRAT represents and warrants to the Purchaser that its trustee (a) is authorized to sign this Agreement on behalf of The Tavitian GRAT, and (b) is acting within the authority granted to the trustee pursuant to the formation documents for The Tavitian GRAT.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE GUARANTOR

The Purchaser and the Guarantor hereby jointly and severally represent and warrant to the Sellers as of the Execution Date and as of the Closing Date as follows:

6.1 Organization and Good Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and the Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Each of the Purchaser and the Guarantor has full corporate power and authority to enter into and carry out its obligations under this Agreement.

6.2 Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the Guarantor has been duly and validly authorized by their respective boards of directors and by all other necessary corporate action on the part of the Purchaser or the Guarantor, as the case may be. This Agreement constitutes the legal, valid and binding obligation of the Purchaser and, as applicable, the Guarantor, enforceable against the Purchaser or the Guarantor, as the case may be, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally. Each of the related agreements to which the Purchaser or the Guarantor, as the case may be, is intended to be a party as reflected on the signature page thereof has been duly authorized by its board of directors and all other necessary corporate action on the part of the Purchaser or the Guarantor, as applicable.

6.3 No Conflicts; Consents. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby nor the fulfillment of the terms hereof, by the Purchaser or the Guarantor, as the case may be, will violate or result in a breach of, any of the terms and provisions of, constitute a default under, conflict with, or result in any acceleration of rights, benefits or obligations of any party under, the charter documents or bylaws of the Purchaser or the Guarantor or any Material Contract to which the Purchaser or the Guarantor, as the case may be, is a party or is bound, or any order applicable to the Purchaser or the Guarantor, as the case may be. Each of the Purchaser and the Guarantor has all consents necessary or advisable to execute this Agreement, to perform this Agreement and to close the transaction contemplated by this Agreement not later than the Closing Date.

6.4 Acknowledgment. Each of the Purchaser and the Guarantor hereby acknowledges that it has read this Agreement and the other documents to be delivered in connection with the consummation of the transactions contemplated hereby (including all of the Transaction Documents) and has made an independent examination of the transactions contemplated hereby (including the tax consequences thereof). Each of the Purchaser and the Guarantor acknowledges that it has had an opportunity to consult with and has relied upon the advice of its legal counsel, financial advisors, or accountants with respect to the transactions contemplated hereby to the extent the Purchaser or the Guarantor, as the case may be, has deemed necessary, and has not been advised or directed by the Sellers or their respective legal counsel or other advisors in respect of any such matters and has not relied on any such Parties in connection with this Agreement, the transactions contemplated hereby or with respect to any Transaction Documents.

6.5 Litigation. No lawsuit, governmental investigation or legal, administrative, or arbitration action or proceeding is pending or threatened against Purchaser or the Guarantor, that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

6.6 Brokers and Finders. No Broker has been engaged by the Purchaser or the Guarantor in connection with the transactions contemplated hereby. No fees, commissions or costs of any such Broker will be owed by the Purchaser or the Guarantor.

6.7 Necessary Funds. As of the Execution Date, the Guarantor has sufficient borrowing capacity, and on the Closing Date, each of the Purchaser and the Guarantor will have sufficient available cash on hand to consummate the transactions contemplated hereby, including sufficient available cash on hand to (i) pay the Purchase Price less the Escrow Amount pursuant to Section 2.5(a), (ii) deliver the Escrow Amount to the Escrow Account pursuant to Section 2.5(b), and (iii) to operate the business of the Sellers (including the Hospital Business) after the Effective Time substantially in the manner it was operated by the Sellers immediately prior to the Effective Time and in accordance with the Management Agreement, the Facility Lease and all applicable Laws.

ARTICLE VII

COVENANTS

7.1 Conduct of Business of the Sellers.

(a) During the period from the Execution Date and continuing until the earlier of the termination of this Agreement or the Closing Date, each Seller shall (except to the extent consented to in writing by the Purchaser, which consent shall not be unreasonably withheld or delayed) carry on such Seller’s business in the ordinary course in substantially the same manner as heretofore conducted, to pay and incur debts and obligations (including payables and other recurring obligations) and Taxes of such Seller when due and payable, as applicable, subject (x) to good faith disputes over such debts or Taxes, and (y) to the filing of Returns, if applicable, to pay or perform other obligations when due, and to use commercially reasonable efforts consistent with past practice to seek (i) to preserve intact the present business organization of the Sellers, (ii) to keep available the services of the Sellers’ present officers and employees, and (iii) to preserve the Sellers’ relationships with customers, suppliers, physicians, distributors, licensors, licensees, and others having business dealings with the Sellers consistent with past practice. The Sellers shall promptly notify the Purchaser of any event or occurrence that, to the Sellers’ knowledge, is material and is not in the ordinary course of such entity’s business, and of any event which, to the Sellers’ knowledge, could have a Material Adverse Effect. Without limiting the foregoing, and except as set forth on Schedule 7.1 hereto, each Seller shall not do, or cause or permit any of the following to occur with respect to the Hospital Business, any Purchased Asset or Assumed Liability, except as contemplated by this Agreement or the other Transaction Documents, or as necessary to consummate the transactions contemplated by this Agreement or the other Transaction Documents, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed:

(i) cause or permit any amendments to its articles of organization, certificate of formation, certificate of limited partnership or other formation document, or operating agreement or partnership agreement, as applicable;

(ii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or partnership or membership interests or securities exercisable or convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or interests or other convertible securities; provided, however, that the foregoing shall not prohibit Vista Healthcare Holdings from issuing Profit Shares to the Principals (excluding Ara Tavitian, M.D.) in accordance with the terms of its operating agreement but in an amount not to exceed five percent (5%) of Vista Healthcare Holdings’ current outstanding shares;

(iii) (A) declare or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any of its capital stock or partnership or membership interests or otherwise, (B) transfer any Purchased Assets to or enter into any transactions with its stockholders, members, partners or their respective Affiliates with respect to any Purchased Asset, (C) split, combine or reclassify any of its capital stock or partnership or membership interests, (D) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or partnership or membership interests, or (E) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or partnership or membership interests except from former employees, directors and consultants in accordance with existing agreements providing for the repurchase of shares or partnership or membership interests in connection with any termination of service to the Sellers; provided, however, that the foregoing shall not prohibit Vista Healthcare Holdings from issuing Profit Shares to the Principals (excluding Ara Tavitian, M.D.) in accordance with the terms of its operating agreement but in an amount not to exceed five percent (5%) of Vista Healthcare Holdings’ current outstanding shares;

(iv) accelerate, amend or change the period of exercisability or vesting of options, Profit Shares or other rights granted under its equity incentive plans or authorize cash payments in exchange for any options, Profit Shares or other rights granted under any of such plans; provided, however, that the foregoing shall not prohibit Vista Healthcare Holdings from issuing Profit Shares to the Principals (excluding Ara Tavitian, M.D.) in accordance with the terms of its operating agreement but in an amount not to exceed five percent (5%) of Vista Healthcare Holdings’ current outstanding shares;

(v) (A) enter into any contract, arrangement or commitment that is not terminable upon ninety (90)-days written notice or that exceeds Seventy Five Thousand Dollars ($75,000) in aggregate value, or (B) violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts;

(vi) transfer to any Person any rights to its Intellectual Property;

(vii) sell, lease, license or otherwise dispose of or encumber any of its properties or Purchased Assets, except in the ordinary course of business consistent with past practice;

(viii) except as permitted by the terms of any Material Contract pertaining to any Debt, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, in each case in an amount that exceeds One Hundred Thousand Dollars ($100,000);

(ix) enter into any operating lease;

(x) pay, discharge or satisfy in an amount in excess of One Hundred Thousand Dollars ($100,000) in any one case or Two Hundred Thousand Dollars ($200,000) in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

(xi) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice or as otherwise budgeted;

(xii) terminate, fail to renew or materially reduce the amount of any insurance coverage provided by existing insurance policies;

(xiii) terminate or waive any right of substantial value, including any rights with respect to the Real Property Leases, provided, however, that the Sellers shall not be prohibited from exercising any rights or remedies conferred by the terms of the Real Property Leases;

(xiv) adopt any new or, except as required by Law, materially amend any employee benefit plan, stock purchase plan, equity incentive plan, option plan or similar plan or arrangement, or pay any bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

(xv) except in the ordinary course of business and consistent with past practice, hire any new employee, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed,

(xvi) fail to promptly disclose to Purchaser the grant of any severance, retention or termination pay to any director, officer or other employee other than payments set forth on Schedule 2.4(e) of the Disclosure Schedules;

(xvii) except with respect to any claims made by any Party to this Agreement (or any other Transaction Document) against any other Party thereto, commence a lawsuit with respect to any Purchased Asset other than (A) for the routine collection of bills, or (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the Purchaser prior to the filing of such a suit;

(xviii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole;

(xix) fail to give any notices or other information required to be given to the employees of any Seller, any collective bargaining unit representing any group of employees of any Seller, and any applicable government authority under the National Labor Relations Act, the Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement;

(xx) materially revalue any of its assets, including writing down the value of inventory or writing off notes or Accounts Receivable other than in the ordinary course of business;

(xxi) remove from any Seller’s premises or modify (other than in the ordinary course of business) any books or records of such Seller; or

(xxii) take, or agree in writing or otherwise to take, any of the actions described in Sections 7.1(a)(i) through 7.1(a)(xxi) above, or any Action that would make any of its representations or warranties contained in this Agreement untrue or incorrect, in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

(b) The operations conducted or to be conducted by each Seller will be operated in compliance with applicable Laws and all Licenses, Contracts, and any other agreements to which any Seller is a party.

(c) Nothing contained in this Section 7.1 shall prohibit any Seller from:

(i) making payment(s) on the Debt, whether or not in the ordinary course of business or consistent with past practice, between the Execution Date and the Closing;

(ii) terminating this Agreement pursuant to Article XII;

(iii) borrowing additional funds under any existing facility respecting the Debt;

(iv) paying retention bonuses to key employees not to exceed One Million Dollars ($1,000,000) in the aggregate as set forth on Schedule 2.4(e); and

(v) engaging in any activity that does not change any Purchased Asset, any Assumed Liability or the Hospital Business.

(d) For the avoidance of doubt, none of the limitations or prohibitions in this Section 7.1 shall be applicable except solely with respect to the Purchased Assets or the Assumed Liabilities or the Hospital Business.

7.2 Certain Tax Matters.

(a) Apportionment of Certain Taxes. All Property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets shall be apportioned between the respective Seller and the Purchaser as of the Effective Time based on the number of days of the applicable taxable period prior to the Effective Time (with respect to any such taxable period, the “Pre-Closing Period”) and after the Effective Time (with respect to any such taxable period, the “Post-Closing Period”). The Sellers shall be responsible for the Sellers’ proportionate share of any such Taxes that are attributable to the Pre-Closing Period and the Purchaser shall be liable for its proportionate share of any such Taxes that are attributable to the Post-Closing Period.

(b) Returns. The Sellers shall prepare or cause to be prepared and shall file or cause to be filed all Returns relating to Taxes arising out of the operation of their respective businesses or the ownership of the Purchased Assets with respect to any Pre-Closing Period. All such Returns shall be prepared in accordance with the Sellers’ past custom and practice, except to the extent otherwise required by applicable Law. The Purchaser shall pay to Sellers promptly on demand all Property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets with respect to any Post-Closing Period included in any such Return prepared by Sellers for which the Purchaser is responsible pursuant to Section 7.2(a) to the extent paid by Sellers prior to the Closing, provided, however, if the Purchaser does not promptly pay to the Sellers any such liabilities, the Sellers shall have the unilateral right to raise an indemnification claim for such liabilities in accordance with Section 11.3 hereof. The obligations of the Parties to pay any Taxes under this Section 7.2(b) shall be handled through the Title Company.

(c) Tax Cooperation. The Purchaser and the Sellers shall furnish or cause to be furnished to each other, upon written request, as promptly as reasonably practicable, to the extent they have access to the same, such information and assistance relating to the Hospital Business, the Purchased Assets or the Assumed Liabilities as is reasonably necessary for the filing of all Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claims, suit or proceeding relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the Party requesting it.

(d) Transfer Taxes. All sales, transfer, stamp, documentary, filing, recordation and other similar Taxes, together with interest, additions or penalties with respect thereto resulting from the transactions contemplated by this Agreement (including the purchase of the Purchased Assets hereunder) (“Transfer Taxes”), shall be borne and paid solely by the Purchaser. Any Returns required to be filed in connection with Transfer Taxes shall be prepared and filed when due by the Purchaser. The Purchaser shall provide the Sellers with a copy of such Return for review and comment at least seven (7) Business Days prior to such filing.

7.3 Hart-Scott-Rodino Act Filings. Each Party shall use commercially reasonable efforts to (a) make the initial filings required of such Party under the HSR Act not later than five (5) days after the Execution Date, (b) cooperate with the other Parties in connection with such other Parties’ initial filings under the HSR Act, and (c) thereafter, as promptly as practicable, respond to any government requests for information and make any other required submission under the HSR Act. All fees and expenses of the Parties payable to the Federal Trade Commission in connection with the filings under the HSR Act shall be borne equally by the Sellers, on the one hand, and the Purchaser, on the other hand.

7.4 Announcement; Nondisclosure.

(a) Except with respect to (x) the Sellers’ rights to disclose this Agreement to any lender (or applicable agents) to the Sellers, or any Governmental Authority respecting any License or comparable authorization issued or to be issued by any Governmental Authority, (y) the Purchaser’s rights to disclose this Agreement to any lender (or applicable agents) to the Purchaser or any Governmental Authority respecting any License or comparable authorization issued or to be issued by any Governmental Authority, and (z) either Party’s right to disclose this Agreement, the Management Agreement or the Facility Lease, to any Governmental Authority or any other relevant Person at any time before or after the Execution Date or the Closing Date, until the earlier of the Closing Date or the termination of this Agreement, without the prior written consent of the other Party, each Party agrees that, it will not, and will direct its representatives, agents and employees not to, disclose to any Person (other than its representatives, accountants, legal counsel, agents and employees who have a need to know and who similarly agree to be bound by this confidentiality provision) any facts relating to this Agreement and the discussions, negotiations and any agreements or understandings reached by the Parties related to this Agreement and upon such prior written consent, the disclosing Party shall provide the other Party with a draft of the proposed disclosure prior to the distribution thereof. Notwithstanding the foregoing, upon the execution of this Agreement or if the Purchaser is required under applicable Law, either Party may announce the transactions contemplated hereby; provided, however, that the disclosing Party provides the other Party with a draft of the proposed disclosure prior to the distribution thereof. Except as permitted in the first sentence above, the prohibition under this Section 7.4(a) encompasses all other information related to this Agreement and the transactions contemplated hereby, including (i) the identities of participants or potential participants in this transaction, (ii) the existence or status of any negotiations, or (iii) economic or pricing information, or any other term or detail, or portion of any documents or other materials.

(b) Except as may be necessary to enforce this Agreement or any other Transaction Document, or to comply with applicable Laws, for five (5) years after the Closing, each Seller and each Principal shall treat and hold as confidential any proprietary and confidential information of the Sellers pertaining to the Hospital Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Confidential Information”), refrain from using any of the Confidential Information, except in connection with this Agreement (or in the case of the Principals engaged by the Purchaser following the Closing, in connection with the Hospital Business), and (except for any information that this Agreement expressly permits such Principal to retain or pertains to the Excluded Assets and the Excluded Liabilities) deliver promptly to the Purchaser, upon the written request of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information that are in its possession or under its control. The term “Confidential Information” shall not include information that is or becomes generally available to the public by actions of Persons other than the Sellers or that pertains to either of the Excluded Assets or the Excluded Liabilities. If any Seller is required to disclose any Confidential Information in order to comply with, or avoid violating, any applicable Law, the Seller Representative, on behalf of such Seller, will use commercially reasonable efforts to provide the Purchaser with prompt notice of such requirement. To the extent legally permissible and at the Purchaser’s sole expense, the Seller Representative, on behalf of such Seller, shall provide the Purchaser, in advance of any such disclosure, with copies of any Confidential Information that such Seller intends to disclose (and, if applicable, the text of the disclosure language itself) and shall reasonably cooperate with the Purchaser, at the Purchaser’s sole expense, if permitted by applicable Law, to the extent the Purchaser may reasonably seek to limit such disclosure in a manner consistent with applicable Law.

(c) Except as may be necessary to enforce this Agreement or any other Transaction Document, for five (5) years after the Closing, the Purchaser shall treat and hold as confidential any proprietary and confidential information of the Sellers pertaining to the Excluded Assets or the Excluded Liabilities (collectively, the “Seller Confidential Information”), refrain from using any of the Seller Confidential Information, except in connection with this Agreement and deliver promptly to the Seller Representative, upon the written request of the Seller Representative, all tangible embodiments (and all copies) of the Seller Confidential Information that are in its possession or under its control. The term “Seller Confidential Information” shall not include information that is or becomes generally available to the public by actions of Persons other than the Purchaser or that pertains to either of the Purchased Assets or the Assumed Liabilities. If the Purchaser is required to disclose any Seller Confidential Information in order to avoid violating any applicable Law, the Purchaser will use commercially reasonable efforts to provide the Seller Representative with prompt notice of such requirement. To the extent legally permissible and at the Sellers’ sole expense, the Purchaser shall provide the Seller Representative, in advance of any such disclosure, with copies of any Seller Confidential Information that the Purchaser intends to disclose (and, if applicable, the text of the disclosure language itself) and shall reasonably cooperate with the Sellers, at the Sellers’ sole expense, if permitted by applicable Law, to the extent the Sellers may reasonably seek to limit such disclosure in a manner consistent with applicable Law.

7.5 Non-Negotiation Period. During the period from the Execution Date and continuing until the earlier to occur of the Closing Date or the termination of this Agreement (the “Non-Negotiation Period”), all Sellers, all Principals and all of their respective Affiliates or representatives, shall not:

(a) negotiate, discuss or otherwise communicate with any other potential purchaser of any Seller, any Hospital, the Purchased Assets or the equity interests of any Seller regarding a potential acquisition of any Seller, any Hospital, the Purchased Assets or such equity interests of any Seller;

(b) solicit or encourage submission of any proposal or offer from any Person other than the Purchaser, to acquire or lease all or any portion of any Seller, any Hospital, the Purchased Assets or the equity interests of any Seller;

(c) participate in any discussion or negotiation with any third-party regarding any proposal or offer to sell or lease all or any portion of any Seller, any Hospital, the Purchased Assets or the equity interests of any Seller;

(d) furnish to any person other than the Purchaser and its representatives any information regarding any Seller, any Hospital or the Purchased Assets except as required by Law or to continue the operation of the business of the Sellers; or

(e) cooperate in any way with, or assist or participate in any proposal or offer from any person other than the Purchaser, to acquire or lease all or any portion of any Seller, any Hospital, the Purchased Assets or the equity interests of any Seller.

If, during the Non-Negotiation Period, any Seller, any Principal or any of their respective Affiliates or representatives, receives any unsolicited offer or proposal from any Person other than the Purchaser to acquire or lease all or any portion of any Seller, any Hospital, the Purchased Assets or the equity interests of any Seller, the applicable Seller or Principal shall promptly notify the Purchaser in writing of its receipt of such offer or proposal.

For the avoidance of doubt, and notwithstanding any of the foregoing to the contrary, none of the provisions in Section 7.5 shall bar (i) the Sellers from freely discussing with any Person at any time the sale or transfer of any Excluded Assets or Excluded Liabilities, or (ii) either Party from discussing with any Governmental Authority or other relevant Person the Management Agreement and the Facility Lease.

7.6 Employees.

(a) Each Seller shall terminate the employment of all its employees associated with the Hospital Business, as of the Effective Time, except for the Principals listed on Schedule 7.6(a) hereto which the Purchaser does not intend to hire after the Effective Time. All other employees of the Hospital Business whose employment is terminated by Seller in accordance with the preceding sentence are the “Terminated Employees” who will be offered employment by Purchaser pursuant to Section 7.6(b). Each Seller shall issue final paychecks to the Terminated Employees on the Closing Date, which such final paychecks shall include payment for any accrued vacation and/or paid time off (PTO) for such Terminated Employees.

(b) Not less than five (5) days prior to the Closing, the Purchaser will offer “at will” employment to all of the Terminated Employees, with offered compensation at substantially the same amounts as indicated on Schedule 7.6(b) hereto, provided that Purchaser may seek to adjust the exempt/non-exempt status of certain employees at the Purchaser’s sole risk and expense. Terminated Employees who accept Purchaser’s offers of employment are the “Transferred Employees”. The employment of each Transferred Employee shall be effective as of the Effective Time or such later date as the Transferred Employee accepts Purchaser’s offer of employment. Nothing contained in this Agreement shall constitute a guaranty of continued employment of any kind for any current or former employee of Seller, whether or not such employee is hired by Purchaser.

(c) Pursuant to Treasury Regulations Section 1.409A-1(h)(4), the Sellers and the Purchaser agree that, on the Closing Date, each Transferred Employee shall be treated as having a “separation from service” for purposes of Section 409A of the Code and Treasury Regulations Section 1.409A-1(h).

(d) The Sellers shall retain the liability for and promptly discharge all claims which are incurred under any employee benefit program, plan or other agreement maintained by the Sellers prior to the Effective Time and the Purchaser shall have no responsibility or liability for the payment or administration of any benefits relating thereto.

(e) The Sellers shall be responsible for the provision of healthcare continuation coverage benefits to all individuals entitled to benefits required to be provided by the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 607 of ERISA as of the Closing Date, including, but not limited to, any current or former employee of any Seller who is entitled to such coverage as a result of the transactions contemplated by this Agreement.

(f) The Sellers and the Purchaser shall not report on a “predecessor-successor” basis with respect to each Transferred Employee pursuant to the alternative procedures prescribed in Section 5 of Revenue Procedure 2004-53, I.R.B. 2004-34.

(g) The Purchaser shall not be liable to the Seller for any amounts due and payable to any Transferred Employee arising out of the termination of such employee’s employment relationship with the Seller.

(h) The Sellers shall have the continuing obligation to maintain and support their respective 401(K) Plan, if any, in effect as of the Closing Date until December 31, 2010.

(i) The Sellers and the Principals shall not be liable to the Purchaser for any amounts due and payable to any Transferred Employee arising out of such employee’s employment relationship with the Purchaser.

7.7 Employee Benefits. With respect to each health or welfare benefit plan maintained by the Purchaser in which Transferred Employees become eligible to participate, subject to any required approval of the applicable insurance provider, if any, the Purchaser shall use its reasonable best efforts, with respect to the period from the Effective Time to December 31, 2010, (i) to cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, except to the extent that such waiting period, evidence of insurability requirement, or pre-existing condition limitations would not have been satisfied or waived under the comparable Plan in which the Transferred Employee participated immediately prior to the Effective Time, and (ii) to the extent commercially practicable, to cause each Transferred Employee to be given credit under such plan for all amounts paid by such Transferred Employee under any similar Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by the Purchaser or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

7.8 Conduct of the Principals. During the period from the Execution Date and continuing until the earlier of the termination of this Agreement or the Closing Date, no Principal shall assign, convey, transfer or otherwise dispose of any of its equity interests in any of the Sellers, in whole or in part, without the prior written consent of the Purchaser.

7.9 Efforts and Actions.

(a) Each Party shall from time to time and without further consideration, before and after the Closing, and at no material cost or liability to itself, execute such further instruments and take such other actions as any other Party hereto shall reasonably request for itself or on behalf of a third party (including, for example, requests on behalf of the Escrow Agent or Title Company regarding escrow instructions, or owner’s affidavit and gap indemnity), provided such requests are solely in furtherance of its obligations set forth in any of the Transaction Documents and are wholly consistent therewith, to effectuate the purposes and terms set forth in the Transaction Documents and to provide for the orderly implementation of the Closing and, following the Closing, of the respective Parties’ rights and obligations as set forth in this Agreement.

(b) Following the Execution Date, the Sellers shall permit reasonable access by the Purchaser and its representatives to seek to establish personal relationships with physicians on each Hospital’s medical staff and other Persons who have business relations with the Hospital Business; provided, however, that prior to the Closing Date, the Purchaser shall have no right to amend or modify any agreements applicable to the Hospital Business, or make any promise to do so and the Purchaser shall indemnify and hold harmless the Sellers from any Loss incurred by the Sellers as a result of the Purchaser’s conduct in this regard.

(c) In order to consummate the transaction contemplated by this Agreement the Purchaser and the Sellers agree to execute, deliver and be bound by commercially reasonable supplemental escrow instructions of Real Property Escrow Holder or other instruments as may reasonably be required by Real Property Escrow Holder subject to the respective rights of each Party to negotiate reasonable terms of such instructions and instruments. Any such supplemental instructions shall not conflict with, amend or supersede any portions of this Agreement. To the extent of any inconsistency between the provisions of such supplemental instructions and the provisions of this Agreement, the provisions of this Agreement shall control.

(d) Before the Closing, the Sellers shall take all necessary actions to terminate that certain Administrative and Management Services Agreement effective December 7, 2007, by and between Vista Hospital of South Bay, L.P. and Integrated Management Services, LLC.

7.10 Seller Representative.

(a) The Sellers and the Principals hereby appoint the Seller Representative as agent for and on behalf of the Sellers and the Principals to give and receive any and all notices and communications under this Agreement (including all notices and communications pursuant to Article XI), to otherwise act on behalf of the Sellers and the Principals as provided in, or required by, this Agreement, including the right to object to any Losses specified in a written notice pursuant to Section 11.6, to make any claims for indemnification on behalf of one or more of the Sellers against the Purchaser, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing. Such agency may be changed at the sole election of the Board of Managers from time to time upon not less than five (5) days’ prior written notice to the Purchaser. No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for services. Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Sellers and the Principals.

(b) The Seller Representative shall not be liable for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers and the Principals shall severally and pro rata indemnify, in accordance with Article XI, and hold harmless the Seller Representative against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under this Agreement.

(c) A decision, act, consent or instruction in writing of the Seller Representative shall constitute a decision of all of the Sellers and the Principals and shall be final, binding and conclusive upon each of the Sellers and the Principals, and the Purchaser and the Escrow Agent may rely upon any decision, act, consent or instruction in writing of the Seller Representative as being the decision, act, consent or instruction of each and every Seller and Principal. Any decision, act, consent or instruction by any Seller or Principal other than in such Person’s capacity as a Designated Person (as defined below), if applicable, may be disregarded by the Purchaser, the Escrow Agent and their respective Affiliates, provided that if such Person informs the Purchaser, the Escrow Agent and/or their respective Affiliates, as the case may be, at the time of such decision, act, consent or instruction that such Person is acting in his or her capacity as a Designated Person, then the Purchaser, the Escrow Agent and/or their respective Affiliates, as the case may be, may rely on such decision, act, consent or instruction by such Person. The Purchaser, the Escrow Agent and their respective Affiliates are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction in writing of the Seller Representative.

(d) The Seller Representative hereby represents and warrants to the Sellers, the Purchaser and the Guarantor as of the Execution Date and as of the Closing Date as follows:

(i) the Seller Representative is a limited liability company, duly organized and validly existing under the Laws of Delaware;

(ii) the Seller Representative is duly qualified or licensed to do business, and is in good standing, in all domestic jurisdictions in which the character or the location of the assets owned or leased by it or the nature of the business conducted by it requires such licensing or qualification;

(iii) the Seller Representative has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(iv) Ara Tavitian, M.D. (the “Designated Person”) is the only Person authorized to speak, act or execute any documents or instruments on behalf of the Seller Representative for purposes of this Agreement and the Seller Representative’s obligations hereunder.

(e) From time to time, the Seller Representative may change the list of Persons identified as Designated Persons hereunder; provided, however, that the Purchaser and the Escrow Agent shall be notified in writing of any such changes.

(f) In the event that the Seller Representative (i) voluntarily or involuntarily dissolves, (ii) resigns, or (iii) in the case of a Seller Representative that is an individual, dies or is deemed permanently incapacitated by a court of competent jurisdiction (each, a “Triggering Event”), the Sellers and the Principals shall appoint a substitute Person to serve as the Seller Representative (the “Substitute Representative”) within twenty (20) Business Days of such Triggering Event. Any Substitute Representative appointed by the Sellers and Principals shall be deemed to be the Seller Representative for purposes of this Agreement and have all the rights and obligations as such hereunder. If the Sellers and the Principals have not appointed or fail to appoint a Substitute Representative in accordance with this Section 7.10(f), Ara Tavitian, M.D. shall be deemed to be the acting Substitute Representative until a successor is appointed hereunder and the Purchaser and the Escrow Agent shall be entitled to rely upon any decision, act, consent or instruction in writing of Ara Tavitian, M.D. as the acting Substitute Representative until such appointment.

7.11 Medical Staff Funds. The Sellers and the Purchaser acknowledge that (a) the medical staffs at the Hospitals have deposited funds (the “Medical Staff Funds”) into one or more bank accounts (which accounts are in the name of the medical staff) in which the chief of the medical staff has signatory authority, (b) the Sellers do not have any ownership or control of the Medical Staff Funds, and (c) the Purchaser shall not, as a result of the consummation of the transactions contemplated hereby, have any ownership or control of the Medical Staff Funds. To the extent any employee of any Seller is listed as an authorized signatory to make withdrawals from such account, such Seller shall reasonably cooperate with the Purchaser and the chief of the medical staffs at the Hospitals in order to remove such signatories from such account concurrent with, or as soon as practicable after the Effective Time.

7.12 Government Accounts Receivable Accounts.

(a) To facilitate the transfer to the Purchaser of proceeds for services provided after the Effective Time only, from accounts receivable that are not assignable under applicable Law, the Sellers shall establish one or more bank accounts (each, a “Government Accounts Receivable Account” and collectively, the “Government Accounts Receivable Accounts”) with JPMorgan Chase Bank, NA (“Agent”) on or before the Closing Date. The Sellers shall use commercially reasonable efforts to seek to cause the Government Payors to change their respective pay-to addresses such that proceeds from each accounts receivable for which a Government Payor is the account debtor, with respect to services provided after the Effective Time only, shall be deposited directly into the Government Accounts Receivable Accounts. The Sellers shall provide the Purchaser periodic updates regarding such efforts as the Purchaser may reasonably request from time to time.

(b) In the event that, notwithstanding such efforts, a Government Payor does not, for any reason, change the pay-to address as of the Closing Date, and as a result proceeds of accounts receivable that are not assignable under applicable Law are received by the Sellers for services provided after the Effective Time, the Sellers shall cause such proceeds to be paid to the Purchaser within five (5) Business Days following their receipt, in accordance with Section 7.12(c) below.

(c) The Sellers shall provide, in a form acceptable to the Agent and reasonably acceptable to the Purchaser and the Sellers, disposition instructions to the Agent to transfer, at the end of each Business Day, all funds deposited in the Government Accounts Receivable Accounts to an account designated by the Purchaser in the name of and subject to the control of the Purchaser, and any disposition of such funds or action by the Sellers to the contrary shall constitute a breach of the Sellers’ covenants under this Section 7.12. The Sellers shall provide to the Purchaser, on a weekly basis, copies of all remittances and other supporting documentation relating to such funds and their disposition. On the Closing Date, the Sellers shall appoint the Purchaser as exclusive agent, and the Purchaser shall be solely responsible, for providing Collection Services with respect to the Government Accounts Receivable Accounts except to the extent that such Collection Services would be inconsistent with the requirements of this Section 7.12 or applicable Law and provided that the Purchaser shall provide to the Sellers a true, correct and complete accounting thereof on a monthly basis.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions to Obligations of Each Party to Consummate the Transactions. The respective obligations of the Sellers, on the one hand, and the Purchaser, on the other hand, to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (any of which conditions may be waived by the mutual written agreement of the Sellers (acting through the Seller Representative), on the one hand, and the Purchaser, on the other hand, in whole or in part); provided, however, no Closing Condition set forth in this Section 8.1 is or shall be deemed to be a covenant on the part of any Party:

(a) no Action by or before any Governmental Authority shall have been instituted or threatened that would reasonably be expected to enjoin, restrain or prohibit this Agreement or consummation of the transactions contemplated hereby;

(b) no Law shall have been enacted or promulgated by any Governmental Authority that directly prohibits the consummation of the Closing under this Agreement and the transactions contemplated hereby;

(c) there shall be no Order in effect expressly precluding consummation of the transactions contemplated by this Agreement; and

(d) all filings required to be made and notices required to be given pursuant to the HSR Act shall have been made, all approvals or consents required thereby shall have been obtained and the waiting periods required thereby, if any, shall have expired or terminated.

8.2 Additional Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, as approved by the Purchaser, or waiver by the Purchaser, in the Purchaser’s sole discretion, of each of the following conditions; provided, however, (i) the Purchaser must confirm in writing to the Seller Representative the satisfaction or waiver of the conditions set forth in Sections 8.2(g) and 8.2(h) other than with respect to Rancho Specialty Hospital (Rancho Cucamonga) within sixty (60) days of the Execution Date (and the failure of Purchaser to provide such confirmation shall be deemed a waiver of the conditions set forth in Sections 8.2(g) and 8.2(h)) and (ii) no Closing Condition set forth in this Section 8.2 is or shall be deemed to be a covenant on the part of any Seller or Principal:

(a) all the representations and warranties of the Sellers and the Principals contained in this Agreement shall be true and correct as of the Closing Date except where such failure to be true and correct would not have a Material Adverse Effect, with the same effect as though such representations and warranties had been made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Sellers or the Principals on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date;

(c) all consents, authorizations or approvals listed on Schedule 8.2(c) hereto shall have been obtained;

(d) the Purchaser shall have received a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit B executed by each Principal (other than The Tavitian GRAT) and each Seller;

(e) the Purchaser shall have received a Consulting Agreement in the form attached hereto as Exhibit D executed by each counterparty, including Solutions Medical Management, Inc., Hovsepian Holdings, LLC and Tavitian Holdings LLC;

(f) the Purchaser shall have received the Escrow Agreement in the form attached hereto as Exhibit C executed by each Seller and each Principal;

(g) with respect to each Real Property Lease (other than the Real Property Lease entered into with respect to premises located within Tri-City Regional Medical Center, hereinafter referred to as the “Tri-City License”), (i) First American Title Insurance Company (“Title Company”) shall be irrevocably committed to issuing in favor of Purchaser on the Closing Date a 2006 ALTA Extended Coverage Leasehold Policy of Title Insurance with a liability amount established by the Purchaser (subject to Title Company’s approval), insuring Purchaser as the holder of the leasehold estate thereunder subject only to those Permitted Encumbrances identified in Schedule 1(lllll) hereto with respect to the Leased Real Property which is the subject of such policy, and containing such endorsements as Purchaser may reasonably require (each a “Title Policy”), and (ii) Purchaser shall have received, (x) an estoppel certificate in substantially the form attached hereto as Exhibit E and with no material changes to the certifications made therein, and no changes whatsoever to the certifications made therein that would prejudice the Sellers or Principals or expose the Sellers or Principals to any liability (“Lessor Estoppel”), executed by the landlord thereunder (each such landlord or licensor (in the case of the Tri-City License) is referred to herein as a “Lessor”), (y) a non-disturbance agreement in substantially the form attached hereto as Exhibit J-1 (with respect to each Real Property Lease other than the Real Property Lease entered into with respect to Rancho Specialty Hospital (Rancho Cucamonga)) and a non-disturbance agreement in the form attached hereto as Exhibit J-2 (with respect to the Real Property Lease entered into with respect to Rancho Specialty Hospital (Rancho Cucamonga)) (each a “Non-Disturbance Agreement”), and in each case with no material changes thereto, and no changes whatsoever thereto that would prejudice the Sellers or Principals or expose the Sellers or Principals to any liability, executed and notarized by such Lessor and each holder (“Fee Mortgagee”) of a mortgage or deed of trust encumbering Lessor’s fee estate in the Leased Real Property covered by such Real Property Lease (each, a “Fee Mortgage”), and (z) a counterpart Lease Assignment, duly executed and notarized by the Lessor under such Real Property Lease;

(h) with respect to the Tri-City License, the Purchaser shall have received (i) a consent and estoppel certificate in substantially the form attached hereto as Exhibit F (“Licensor Estoppel”), with no material changes thereto, and no changes whatsoever thereto that would prejudice the Sellers or Principals or expose the Sellers or Principals to any liability, executed by the licensor thereunder, and (ii) an estoppel certificate and non-disturbance agreement in substantially the form attached hereto as Exhibit K, with no material changes thereto, and no changes whatsoever thereto that would prejudice the Sellers or Principals or expose the Sellers or Principals to any additional liability, executed by the fee owner of the Leased Real Property;

(i) with respect to the Real Property Lease entered into with respect to Rancho Specialty Hospital (Rancho Cucamonga), the Purchaser shall have received a consent and estoppel certificate in substantially the form attached hereto as Exhibit L and with no material changes to the certifications made therein, and no changes whatsoever to the certifications therein that would prejudice the Sellers or Principals or expose the Sellers or Principals to any liability, executed by each tenant subleasing medical office space from the applicable Licensed Entity;

(j) each Seller shall have delivered to Purchaser a certificate in the form attached hereto as Exhibit M of a duly authorized officer, partner or manager of such Seller dated as of the Closing Date stating that the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(n) have been fulfilled with respect to such Seller;

(k) each of VSH of Southern California, VH of South Bay, Perris Community and Rancho Community shall have delivered a certificate addressed to the Purchaser, substantially in the form provided under Treasury Regulation Section 1.1445-2(b)(2)(i)(A), certifying that such Seller is not a foreign person;

(l) the secretary or comparable officer of each Seller shall have delivered to the Purchaser a certificate in the form attached hereto as Exhibit N dated the Closing Date certifying (i) the articles of organization, article of incorporation, certificate of limited partnership or comparable organizational document of such Seller, as in effect at the time of the Closing, (ii) the operating agreement, limited partnership agreement or bylaws of such Seller, as applicable and as in effect at the time of the Closing, and (iii) true and complete copies of resolutions adopted by the Board of Managers, board of directors, general partner, shareholders, limited partners and/or the members of such Seller, as applicable, authorizing the execution, delivery and performance of this Agreement, if applicable;

(m) no event or condition has occurred (including casualty or condemnation) that would permit any party under a Real Property Lease to terminate such Real Property Lease based solely upon the terms of the Real Property Lease (“Lease Termination Event”) and no event or condition has occurred that, with the giving of notice of the passage of time (or both) would be reasonably likely to become a Lease Termination Event;

(n) no Material Adverse Effect with respect to the Hospital Business shall have occurred since December 31, 2009;

(o) all Encumbrances on the Purchased Assets, other than the Permitted Encumbrances, shall have been released and the Purchaser shall have received from each of those secured parties set forth on Schedule 8.2(o) attached hereto (the “Secured Parties” and each a “Secured Party”) a payoff letter indicating the outstanding principal amount due, and all accrued and unpaid interest thereon, with respect to all indebtedness (whether purchase money or otherwise) with each such Secured Party and each such Secured Party shall have authorized the filing of UCC-3 Termination Statements releasing all liens and encumbrances (other than the Permitted Encumbrances) in favor of each such Secured Party on the Purchased Assets;

(p) each Seller shall have executed and delivered a Bill of Sale and Assignment and Assumption Agreements in the form attached hereto as Exhibit G (each, a “Bill of Sale and Assignment and Assumption Agreement”);

(q) each Licensed Entity shall have executed and delivered a management agreement between such Licensed Entity and the Purchaser in the form attached hereto as Exhibit H (the “Management Agreement”);

(r) each Licensed Entity shall have executed and delivered a Facility Lease between such Licensed Entity and the Purchaser in the form attached hereto as Exhibit I;

(s) the Sellers shall have delivered to the Purchaser, with respect to each Hospital, a limited power of attorney for the sole use of pharmacy licenses, DEA and other registration numbers and DEA order forms in a mutually acceptable form and in compliance with all applicable Laws;

(t) the Sellers shall have terminated that certain Administrative and Management Services Agreement effective December 7, 2007, by and between Vista Hospital of South Bay, L.P. and Integrated Management Services, LLC;

(u) the Sellers shall have amended the Real Property Lease entered into with respect to Rancho Specialty Hospital (Rancho Cucamonga) in the form attached hereto as Exhibit R;

(v) the Purchaser shall have received the Closing Balance Sheet, prepared in accordance with GAAP and in a manner consistent with the Sellers’ past practice, in form and substance reasonably acceptable to Purchaser;

(w) the Sellers shall have established a Government Payor Account (as that term is used in the Management Agreement) with respect to each Hospital in accordance with the provisions of the Management Agreement;

(x) the Sellers shall have delivered to the Real Property Escrow Holder, at least three (3) Business Days prior to the Closing Date, the following:

(i) one (1) counterpart original Assignment, Assumption and Modification of Lease (each a “Lease Assignment”) in the form of Exhibit O attached hereto for each of the Real Property Leases, duly executed and acknowledged by the appropriate Lessor and Licensed Entity; and

(ii) one (1) counterpart original Non-Disturbance Agreement for each Fee Mortgage in the form of Exhibit J attached hereto, duly executed and acknowledged by the appropriate Fee Mortgagee and Licensed Entity; and

(y) the Sellers shall have executed and delivered to the Purchaser the assignment in the form of Exhibit S attached hereto pursuant to which the Sellers assign, transfer, and convey to the Purchaser all of their right, title and interest in and to the Intellectual Property listed on Schedule 5.6 of the Disclosure Schedules (and all the goodwill inherent therein).

8.3 Additional Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction, as approved by the Sellers, or waiver by the Sellers, in the Sellers’ sole discretion, of each of the following conditions; provided, however, that, no Closing Condition set forth in this Section 8.3 is or shall be deemed to be a covenant on the part of the Purchaser:

(a) all the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date;

(c) the Seller Representative, on behalf of the Sellers, shall have received a Non-Competition and Non-Solicitation Agreement with respect to each Seller and each Principal (other than The Tavitian GRAT), in the form attached hereto as Exhibit B, executed by the Purchaser;

(d) the Seller Representative, on behalf of the Sellers, shall have received the Consulting Agreements, in the forms attached hereto as Exhibit D, executed by the Purchaser;

(e) the Seller Representative, on behalf of the Sellers, shall have received the Escrow Agreement, in the form attached hereto as Exhibit C, executed by the Purchaser;

(f) the Seller Representative, on behalf of the Sellers, shall have received the Management Agreement, in the form attached hereto as Exhibit H, executed by the Purchaser;

(g) the Seller Representative, on behalf of the Sellers, shall have received the Facility Lease, in the form attached hereto as Exhibit I, executed by the Purchaser;

(h) an officer of the Purchaser shall have delivered to the Seller Representative at the Closing a certificate in the form attached hereto as Exhibit P stating that the conditions specified in Sections 8.3(a) and 8.3(b) have been fulfilled by the Purchaser;

(i) an officer of the Purchaser shall have delivered to the Seller Representative a certificate in the form attached hereto as Exhibit Q dated the Closing Date and signed by such officer, on behalf of the Purchaser, certifying true and complete copies of the resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement;

(j) the Purchaser shall have delivered to the Sellers by wire transfer of immediately available funds the Purchase Price less the Escrow Amount in accordance with Section 2.5(a) hereof;

(k) the Purchaser shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Escrow Amount in accordance with Section 2.5(a) hereof; and

(l) the Purchaser shall have delivered to the Real Property Escrow Holder, at least three (3) Business Days prior to the Closing Date, the following:

(i) a portion of the Debt Payoff Amount equal to the amount shown in the Payoff Demands (including per diem interest to the Closing Date) as the amount necessary to pay in full on the Closing Date all Secured Debt, plus an amount equal to the Real Property Escrow Holder’s estimated closing costs;

(ii) one (1) counterpart original Lease Assignment for each of the Real Property Leases, duly executed and acknowledged by Purchaser; and

(iii) one (1) counterpart original Non-Disturbance Agreement for each of the Fee Mortgages, duly executed and acknowledged by the Purchaser.

ARTICLE IX

DESTRUCTION OF ASSETS; CONDEMNATION

9.1 Destruction of Assets/Risk of Loss.

(a) The risk of damage or destruction to any of the Leased Real Property shall remain with the Sellers until the Effective Time, at and upon which time such risk shall be assumed by, and fully transferred to, the Purchaser, and, subject to the provisions of Section 5.9, the Sellers shall maintain insurance policies or self-insurance coverage as in effect on the Execution Date with respect to such Leased Real Property through the Effective Time. If any of the Leased Real Property is damaged or destroyed prior to the Effective Time (other than any damage or destruction caused by the Purchaser or its employees, agents, or contractors), the following provisions shall apply:

(i) if, as a result of damage to or destruction of any Leased Real Property prior to the Closing Date, the Real Property Lease applicable to such Leased Real Property is terminated by the applicable Lessor or by the applicable Seller pursuant to the terms and provisions of such Lease, the Parties shall proceed with the assignment of the Real Property Leases pursuant to this Agreement, subject to the Purchaser’s right to terminate this Agreement pursuant to Section 9.4 below, excluding the Real Property Lease which has been terminated, in which case (A) the Parties shall in good faith negotiate, for up to thirty (30) days, an appropriate adjusted Purchase Price, and (B) the Sellers shall be entitled, subject to the terms of the applicable Lease, to all insurance proceeds (and rights thereto) with respect to such damage or destruction;

(ii) if, as a result of damage or destruction to Leased Real Property prior to the Closing Date, the applicable Real Property Lease is not terminated by the applicable Lessor or by the applicable Seller pursuant to the terms and provisions of such Real Property Lease, but such Leased Real Property is rendered Unsuitable for Its Primary Intended Use as a result of such damage or destruction and is not capable of being restored to become suitable for such use, the Parties shall proceed with the assignment of the Real Property Leases, subject to the Purchaser’s right to terminate this Agreement pursuant to Section 9.4 below, excluding the Leased Real Property rendered Unsuitable for Its Primary Intended Use as a result of such damage or destruction, in which case (A) the Parties shall in good faith negotiate, for up to thirty (30) days, an appropriate adjusted Purchase Price, and (B) the Sellers shall be entitled, subject to the terms of the applicable Lease, to all insurance proceeds (and rights thereto) with respect to such damage or destruction; and

(iii) if, as a result of damage or destruction to Leased Real Property prior to the Closing Date, the applicable Real Property Lease is not terminated by the applicable Lessor or by the applicable Seller pursuant to the terms and provisions of such Real Property Lease, and such Leased Real Property is not rendered Unsuitable for Its Primary Intended Use as a result of such damage or destruction, this Agreement shall remain in full force and effect, the Parties shall proceed with the transactions contemplated hereby, and either: (A) if possible, in the Sellers’ sole discretion, the Sellers shall restore such damaged Leased Real Property prior to the Closing Date, there shall be no reduction in the Purchase Price, and the Sellers shall be entitled, subject to the terms of the applicable Real Property Lease, to all insurance proceeds (and rights thereto) with respect to such damage or destruction, or (B) if, in the Sellers’ sole but reasonable discretion, there is not sufficient time for the Sellers to restore such damaged Leased Real Property prior to the Closing Date, then the Purchase Price shall be reduced by the cost to restore such damaged Leased Real Property (whether or not the same is covered by insurance).

(b) If any of the Purchased Assets which constitutes personal property is lost, damaged or destroyed prior to the Closing Date (other than any loss, damage or destruction caused by the Purchaser or its employees, agents, or contractors), the Sellers, in the Sellers’ sole discretion, shall at the Sellers’ sole cost and expense, repair or replace such lost, damaged or destroyed Purchased Assets prior to the Closing Date. If there is not sufficient time for the Sellers to restore such lost, damaged or destroyed Purchased Assets prior to the Closing Date (as may be determined by Sellers in their sole but reasonable discretion), then the Purchase Price shall be reduced by the cost to restore such lost, damaged or destroyed Purchased Assets. In all events the Sellers shall have the sole right to retain all insurance proceeds or rights thereto.

9.2 Condemnation Prior to Closing Date. If, prior to the Closing Date, any of the Leased Real Property is taken in whole or in part by Condemnation or eminent domain, or is the subject of a threatened or pending Condemnation or eminent domain proceeding that has not been completed prior to the Closing Date (a “Taking”), the following provisions shall apply:

(a) if, as a result of a partial or total Taking of Leased Real Property prior to the Closing Date, the applicable Real Property Lease is terminated or may be terminated by the applicable Lessor or by the applicable Seller pursuant to the provisions of such Real Property Lease, the Parties shall proceed with the transactions contemplated hereby, subject to the Purchaser’s right to terminate this Agreement pursuant to Section 9.4 below, excluding the Leased Real Property for which the applicable Real Property Lease has been or may be terminated, in which case (i) the Parties shall in good faith negotiate, for up to sixty (60) days, an appropriate adjusted Purchase Price, and (ii) the Sellers shall be entitled, subject to the terms of the applicable Real Property Lease, to all compensation, sums or anything of value awarded, paid or received by the Sellers as a result of such partial or total Taking (“Condemnation Proceeds”);

(b) if, as a result of a partial or total Taking of Leased Real Property prior to the Closing Date, the applicable Real Property Lease is not and cannot be terminated by the applicable Lessor or by the applicable Seller pursuant to the provisions of such Real Property Lease, but such Leased Real Property is rendered or will be rendered Unsuitable for Its Primary Intended Use as a result of such partial or total Taking and is not capable of being restored to become suitable for such use, the Parties shall proceed with the transactions contemplated hereby, subject to the Purchaser’s right to terminate this Agreement pursuant to Section 9.4 below, excluding the Leased Real Property rendered or to be Unsuitable for Its Primary Intended Use as a result of such partial or total Taking, in which case (i) the Parties shall in good faith negotiate, for up to sixty (60) days, an appropriate adjusted Purchase Price, and (ii) the Sellers shall be entitled, subject to the terms of the applicable Real Property Lease, to all Condemnation Proceeds payable by the condemning authority as a result of such partial or total taking; and

(c) if, as a result of a partial or total Taking of Leased Real Property prior to the Closing Date, the applicable Real Property Lease is not and cannot be terminated by the applicable Lessor or by the applicable Seller pursuant to the terms and provisions of such Real Property Lease, and such Leased Real Property is not rendered and will not be rendered Unsuitable for Its Primary Intended Use as a result of such partial or total Taking, then (w) this Agreement shall remain in full force and effect, (x) the Parties shall proceed with the Closing, (y) Purchaser shall be entitled, subject to the terms of the applicable Real Property Lease, to all Condemnation Proceeds payable by the condemning authority as a result of such partial or total Taking (except as otherwise provided below), and (z) either: (i) if possible, in the Sellers’ sole but reasonable discretion, the Sellers shall restore such Leased Real Property to offset the effect of the partial or total Taking prior to the Closing Date, in which event Sellers shall be entitled, subject to the terms of the applicable Real Property Lease, to that portion of such Condemnation Proceeds allocable to such restoration costs, or (ii) if, in the Sellers’ sole but reasonable discretion, there is not sufficient time for the Sellers to accomplish prior to the Closing Date such restoration or the Taking has not yet been completed as of the Closing Date, then the Purchaser shall accomplish after the Closing Date such restoration, the Purchase Price shall be reduced by such restoration cost and Purchaser shall pay over to Seller promptly following receipt from the condemning authority of that portion of any Condemnation Proceeds allocable to such restoration costs.

9.3 Inability to Agree on Adjusted Purchase Price. If the Purchaser and the Sellers are unable to agree on an appropriate adjustment to the Purchase Price in accordance with Section 9.1 or 9.2, after good-faith negotiation for a period of up to sixty (60) days, then such adjustment shall be determined in accordance with the procedures set forth in Section 9.5.

9.4 Termination Right. Notwithstanding anything to the contrary contained in this Article IX, this Agreement may be terminated at any time prior to Closing by written notice from the Purchaser to the Sellers, in the Purchaser’s sole discretion, or by written notice from the Sellers to the Purchaser (provided that with respect to the Sellers’ termination right, such termination right shall only arise in the event that Sellers would clearly realize (including the Debt Payoff Amount) as a consequence of such damage, destruction or Condemnation of any Leased Real Property a sum (taking into account the reduced Purchase Price and the insurance proceeds or the Condemnation Proceeds) that is less than the Purchase Price), but only within the 30-day period following the applicable Party’s receipt of notice of any applicable event described below giving rise to its right of termination, if any damage, destruction or Condemnation of any Leased Real Property (other than any damage or destruction caused by the Party seeking termination or its employees, agents, or contractors) that renders it or them Unsuitable for Its Primary Intended Use and that is not capable of being restored, or the restoration requirements of this Article IX are not being fulfilled, unless, prior to the Closing Date, restoration of such Leased Real Property is actually completed or, as applicable, all of the funds for such restoration required under this Article IX have been transferred to the Applicable Party.

9.5 Procedures for Determining Purchase Price Adjustment.

(a) If, in connection with the adjustments in the Purchase Price contemplated by Sections 9.1(a)(i), 9.1(a)(ii), 9.2(a), or 9.2(b), the Purchaser and the Sellers are unable to agree on the amount of such adjustment (i.e., the Fair Market Value of the Leased Real Property for which the applicable Real Property Lease has been terminated or the Fair Market Value of the Leased Real Property rendered Unsuitable for Its Primary Intended Use, as applicable) within forty-five (45) days following the Determination Date, then the amount of such adjustment shall be the Fair Market Value of the Leased Real Property determined, as of the day before such Determination Date, by an appraiser acceptable to the Purchaser and the Seller Representative, in their respective sole discretion, the fees of which shall be paid one-half by the Purchaser and one-half by the Sellers. If such parties are unable to agree on an appraiser within sixty (60) days after the Determination Date, each such party shall select an appraiser, the fees of which, respectively, shall be paid by the selecting party. The two appraisers so named shall select a third appraiser, who is not affiliated with either of such appointing appraisers, who shall appraise the Fair Market Value of the Leased Real Property. Any such appraiser selected hereunder shall be an MAI appraiser licensed by the State of California, shall not be related to or affiliated with the Purchaser, any Seller or any Affiliate of either, shall have no conflict of interest (as determined in accordance with the ethical rules applicable to MAI appraisers), shall be experienced in the valuation of long-term acute care hospitals in the market in which the Leased Real Property is located, and shall confirm to each party that it has no prior or current relationships with either party (such prior or current relationships shall alone disqualify such appraiser from determing the Fair Market Value hereunder). In determining the Fair Market Value of the Leased Real Property, the appraiser so appointed shall consider all opinions and relevant evidence timely submitted to it by the Purchaser or the Sellers, or otherwise independently obtained by such appraiser. The appraiser shall determine the Fair Market Value of the Leased Real Property. The appraiser shall set forth its determination in writing, together with its opinion and the considerations on which such opinion is based, with a signed counterpart to be delivered to each party within forty-five (45) days after the appraiser is notified of and accepts its appointment as the appraiser. Such determination shall be final, binding and conclusive on the Purchaser and the Sellers (without right of appeal), absent manifest or mathematical error.

(b) If, in connection with the adjustments in the Purchase Price contemplated by Sections 9.1(a)(iii), 9.1(b) or 9.2(c), the Purchaser and the Sellers are unable to agree on the amount of such adjustment (i.e., the cost to restore the damaged Leased Real Property, the cost to restore the damaged or destroyed Purchased Assets constituting personal property or the cost to restore the Leased Real Property to a usable whole following a Taking, as applicable) within forty-five (45) days following the Determination Date, then the amount of such adjustment shall be determined by an arbitrator mutually acceptable to the Purchaser and the Seller Representative with experience in real estate construction-related disputes. Such arbitrator’s conduct will be governed by the rules of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The arbitration will be conducted in Los Angeles, California, in accordance with the rules of JAMS and the discovery rules of the California Rules of Civil Procedure. The arbitrator’s fees shall be shared equally by the Purchaser, on the one hand, and the Sellers, on the other hand.

ARTICLE X

POST-CLOSING RIGHTS AND OBLIGATIONS

10.1 Payment of Obligations. The Sellers shall pay, perform, discharge and satisfy when due in accordance with their respective terms all of the Excluded Liabilities.

10.2 Assumed Liabilities. After the Closing, the Purchaser shall duly and timely pay and perform all of the Assumed Liabilities in the ordinary course of business as they become due.

10.3 Adjustment of Operating Expenses. All operating expenses of the Hospital Business (other than Transfer Taxes, which shall be governed by Section 7.2(d)), including, but not limited to, equipment maintenance contracts and utilities expenses, shall, except for the Assumed Liabilities and the broker’s and finder’s fees, attorney’s fees and all other fees incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement and as otherwise expressly provided herein, be adjusted and allocated between the Sellers and the Purchaser to the extent necessary in order that all such expenses attributable to the operation of the Hospital Business on or before the date preceding the Effective Time (regardless of the date of order or invoice) shall be for the account of, and paid by, the Sellers, and all such expenses attributable to the operation of the Hospital Business from, after and including the date of the Effective Time (regardless of the date of order or invoice) shall be for the account of, and paid by, the Purchaser.

(a) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section 10.3 shall be made in accordance with GAAP.

(b) For purposes of making the adjustments pursuant to this Section 10.3, within ninety (90) days following the Closing Date, or such earlier or later date as shall be mutually agreed to in writing by the Purchaser and the Sellers (such period, the “Adjustment Period”), the Purchaser and the Seller Representative shall agree on an itemized list (the “Adjustment List”) of all sums to be credited to or charged against the account of the Purchaser, with a brief explanation in reasonable detail thereof. Such list shall show the net amount credited to or charged against the account of the Purchaser (the “Adjustment Amount”). If the Adjustment Amount is a credit to the account of the Purchaser, the Sellers shall pay such amount to the Purchaser; and if the Adjustment Amount is a charge to the account of the Purchaser, the Purchaser shall pay such amount to the Sellers on a pro rata basis as set forth on Schedule 10.3(b) hereto. Payment of the Adjustment Amount shall be made by the applicable party or parties not later than fifteen (15) Business Days following the completion of the Adjustment List in immediately available funds to the bank account designated in writing by the applicable recipient thereof.

(c) In the event that the Seller Representative and the Purchaser cannot agree on the Adjustment List within the Adjustment Period, either the Seller Representative or the Purchaser may submit such disagreement by sending a written notice (a “Dispute Notice”), along with all supporting information and applicable worksheets, to the other Parties and KPMG LLP (hereinafter referred to as the “Independent Accounting Firm”) for final binding resolution in accordance with Section 10.3(d); provided, however, that no representative of the Independent Accounting Firm that has ever represented, or is then representing, the Purchaser or the Guarantor (or any of their respective Affiliates) shall participate in this process.

(d) Adjustment List Disputes. The Dispute Notice shall identify each disputed item on the Adjustment List, specify the amount of such dispute and set forth the basis for such dispute. The Independent Accounting Firm shall resolve only the items set forth in the Dispute Notice and make a determination of the computation of the relevant amounts, which shall be final, binding and conclusive on all Parties. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by any relevant provisions of this Agreement, and (ii) may not assign a value to any item (x) greater than the greatest value for such items claimed by either the Purchaser or the Seller Representative, or (y) less than the smallest value of such items claimed by either the Purchaser or the Seller Representative. The fees, costs and expenses of the Independent Accounting Firm’s review and determination as set forth in this Section 10.6(d) shall be allocated based on the inverse of the percentage its determination (before such allocation) bears to the amount in dispute as originally submitted to the Independent Accounting Firm. For example, in the event the amount in dispute totals an amount equal to $1,000 and the Independent Accounting Firm awards $600 in favor of the Seller Representative’s position, sixty percent (60%) of the fees and costs of the Independent Accounting Firm’s review would be borne by the Purchaser, and forty percent (40%) of the fees and costs of its review would be borne by the Sellers.

10.4 Website and Email Addresses.

(a) After the Effective Time, except in connection with operations under the Management Agreement, the Sellers, the Principals and their respective Affiliates shall be permitted to use the names “Vista” and “Vista Healthcare” only to pay Accounts Payable and collect the Accounts Receivable and shall, in any event, except as may be permitted by Purchaser in writing, upon the later to occur of (i) termination of the Management Agreement, or (ii) twenty-four months following the Effective Time, cease all use of the names “Vista” and “Vista Healthcare” and at such time the Sellers shall change their respective organizational documents, websites and all advertising and derivatives thereof to remove any references to such names and the Hospital Business. The Sellers, the Principals and their respective Affiliates will refrain from discussing the Hospital Business in any and all advertising material and related promotional materials related to any business that any of them operates; provided, however, that they shall be free to identify their role in the Hospital Business and the general nature and scope of the Hospital Business.

(b) After the Effective Time, except in connection with operations under the Management Agreement, the Sellers, the Principals (excluding The Tavitian GRAT) and their respective Affiliates shall be permitted to continue to use the email addresses currently used in the Hospital Business only in connection with payment of Accounts Payable and collection of the Accounts Receivable, which use may continue in any event only until the later to occur of (i) termination of the Management Agreement, or (ii) twenty-four months following the Effective Time except as may be permitted by Purchaser in writing. Except as provided in the preceding sentence, the Sellers, the Principals and their respective Affiliates shall, upon the termination of the Management Agreement, refrain from all use of all email addresses currently used in the Hospital Business by all employees and independent contractors and shall change such email addresses within twenty (20) days after the termination of the Management Agreement. The Sellers shall provide the Purchaser with copies of all emails related to the Hospital Business received by its employees and independent contractors after the Effective Time, within two (2) Business Days of receipt. The Sellers shall delete all such emails once they are provided to the Purchaser.

10.5 Misdirected Payments, etc. After the Closing, (a) the Sellers shall remit to the Purchaser with reasonable promptness (within five (5) Business Days) any monies or other assets received by the Sellers constituting or in respect of the Purchased Assets and the Assumed Liabilities, and (b) the Purchaser shall remit to the appropriate Seller with reasonable promptness (within five (5) Business Days) any monies or other assets received by the Purchaser constituting or in respect of any of the Excluded Assets or the Excluded Liabilities. If funds previously paid or credited to the Sellers or the Hospital Business in respect of services rendered prior to the Effective Time have resulted in an overpayment or must be repaid, the Sellers shall be responsible for the repayment of said monies (and the defense of such actions) and the Purchaser shall be entitled to prompt payment of such monies directly from the Sellers or the Principals. If funds previously paid or credited to the Sellers or the Hospital Business in respect of services rendered prior to the Effective Time do not reflect the full payment for such services rendered and the Purchaser is subsequently paid funds otherwise due to the Sellers in connection with such services rendered, the Sellers shall be entitled to prompt payment of said monies directly from the Purchaser. With respect to any such claim under this Section 10.5, the Purchaser or the Sellers, as the case may be, shall be entitled to only one recovery for such claim, and a Party that has received an amount in excess of the amount of such claim because it has received funds from more than one source shall promptly restore the excess of such recovery to the other Party.

10.6 Cost Reports. The Sellers shall prepare and file with its fiscal intermediary the final Medicare cost reports covering its operation of the Hospital Business through the Effective Time as soon as reasonably practicable after the Effective Time, but in no event later than the date on which such final cost report is required to be filed by applicable Law under the terms of the Medicare program, and will provide the fiscal intermediary or the Centers for Medicare and Medicaid Services with any information needed to support claims for reimbursement made by the Seller either in said final cost report or in any cost reports filed for prior cost reporting periods, it being specifically understood and agreed that the intent and purpose of this provision is to ensure that the reimbursement paid to the Purchaser after it becomes the operator of the Hospital Business is not reduced or offset in any manner as a result of the Sellers’ failure to timely file, or filing an inaccurate or incomplete, final cost report or supporting documentation with respect to any past reimbursement claims, including, but not limited to, those included in the final cost report. Simultaneously with such filing, the Sellers shall provide the Purchaser with a copy of the final Medicare cost reports and such supporting documentation reasonably requested by the Purchaser in writing.

ARTICLE XI

INDEMNIFICATION

11.1 Survival of Representations, Warranties and Covenants. The covenants of the Parties contained in this Agreement, the Transaction Documents or in any other document or instrument required to be executed and delivered pursuant to this Agreement at the Closing (each, a “Closing Document”) shall automatically terminate on the Closing Date, other than (i) those covenants set forth in Sections 7.1, 7.2, 7.4(b), 7.6, 7.8, 7.9, 7.10, 7.11, 7.12, 13.1 and Article X, which shall survive the Closing indefinitely; (ii) those covenants set forth in this Article XI, which shall terminate according to their terms, and (iii) those covenants set forth in the Management Agreement and Facility Lease, which shall terminate according to their terms. All representations and warranties of the Sellers and the Purchaser contained in this Agreement, the Transaction Documents or in any Closing Document shall survive the Closing Date and continue until the last day of the eighteenth (18th) month after the Closing Date (and no longer) and automatically terminate thereafter without any action on the part of any Party hereto, except that the representations and warranties contained in Section 5.4 and Section 5.11 shall survive until the last day of the thirty-sixth (36th) month after the Closing Date (and no longer) and automatically terminate thereafter without any action on the part of any Party hereto (each, as applicable, the “Expiration Date”). Each Party hereto shall be entitled to rely on any such representation or warranty regardless of any inquiry or investigation made by or on behalf of such Party. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought hereunder shall survive the time at which it would otherwise terminate pursuant to this Section 11.1 if written notice, supported by one or more sworn affidavits, of the actual breach thereof shall have been given to the Party against whom such indemnity may be sought (or in the case of the Sellers as the Indemnifying Parties, notice to the Seller Representative) prior to the expiration of the applicable Expiration Date; provided, however, that such survival shall automatically expire if the Indemnified Party does not bring a judicial action against the Indemnifying Party with respect to any such breach within the sixty (60) day period following the Expiration Date. Except as specifically set forth in this Agreement and the schedules, certificates and documents delivered pursuant hereto at the Closing, there are no representations, warranties or agreements, express or implied, made by any Party hereto in connection with the transactions contemplated hereby.

11.2 Indemnification by the Sellers and the Principals.

(a) Subject to Sections 11.2(b) and 11.2(c), and until the Expiration Date, the Sellers and the Principals on a joint and several basis shall indemnify and hold harmless the Purchaser and its Affiliates, stockholders, directors, officers, members, partners, employees, agents and representatives, and the successors and assigns of each of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against any Loss incurred or suffered by such Purchaser Indemnified Party arising out of or resulting from:

(i) a breach of, untruth of, or inaccuracy in: any representation or warranty made by or on behalf of the Sellers or the Principals in this Agreement or any schedule, certificate, instrument or other document (other than any other Transaction Document) delivered pursuant hereto or thereto by the Sellers and/or the Principals;

(ii) a failure by the Sellers or the Principals to perform or comply with the covenants on the part of the Sellers or the Principals set forth in Article VII and Article X;

(iii) any claims made by current or former directors, officers, members, partners and other equity holders of and any Persons claiming to own an equity interest in any Seller or Affiliate of such Seller to the extent arising from or otherwise related to the period on or prior to the Closing Date (other than any claims arising from the Purchaser’s breach of this Agreement); and

(iv) any Excluded Liability.

Any amount paid pursuant to this Section 11.2(a) shall be paid to the Purchaser, subject to Section 11.5(b).

(b) Notwithstanding Section 11.2(a):

(i) the Sellers shall not have any obligation to indemnify the Purchaser Indemnified Parties whatsoever from and against any Loss arising out of or resulting from Section 11.2(a) unless and until such claim or claims for all such Losses exceeds Three Million Dollars ($3,000,000) in the aggregate (the “Indemnification Threshold”); provided, however, that such Indemnification Threshold shall not apply to any Loss as a result of, arising from or in connection with (A) any Excluded Liability, (B) a breach of, untruth of, or inaccuracy in a representation or warranty contained in Sections 5.1 or 5.5, or (C) any payment obligation of the Sellers or Principals arising under Section 10.5;

(ii) subject to Section 11.2(b)(i), once the Indemnification Threshold is reached, the Purchaser Indemnified Parties may seek indemnification to recover the amount of Losses in excess of the Indemnification Threshold subject to Section 11.2(b)(iii); and

(iii) once the Indemnification Threshold is reached, the Purchaser Indemnified Parties may seek indemnification to recover the additional amount of Losses up to an aggregate of Twenty Million Dollars ($20,000,000) and no more (the “Indemnification Cap”) pursuant to the procedures contained in this Article XI; provided, however, that the Indemnification Cap shall not apply with respect to any Loss arising out of or resulting from (A) any indemnification sought pursuant to Sections 11.2(a)(iii) and 11.2(a)(iv), (B) fraud, willful misconduct, or intentional misrepresentation by the Sellers or the Principals, (C) any breach of, untruth of, or inaccuracy in a representation or warranty contained in Sections 5.1 or 5.5, or (D) any payment obligation of the Sellers or Principals arising under Section 10.5 (collectively, the “Indemnity Cap Exclusions”).

(c) With respect to any indemnification obligations under this Section 11.2, such obligations shall be joint and several among the Sellers and the Principals, and in the case of the Principals, up to the amount for each respective Principal set forth on Schedule 11.2(c) hereto and no more under any circumstances other than with respect to the Indemnity Cap Exclusions.

(d) Notwithstanding the other provisions of this Section 11.2, the Principals shall not be personally liable with respect to any breach of the representations contained in Section 5.12(e) or Section 5.12(f).

11.3 Indemnification by the Purchaser.

(a) The Purchaser shall indemnify and hold harmless the Sellers and each of their agents and representatives, and the successors and assigns of each of the foregoing (the “Seller Indemnified Parties”), from and against any Loss incurred or suffered by such Seller Indemnified Party as a result of or arising from:

(i) a breach of, untruth of or inaccuracy in any representation or warranty made by or on behalf of the Purchaser in this Agreement or any schedule, certificate, instrument or other document delivered pursuant hereto or thereto;

(ii) a failure by the Purchaser to perform or comply with any covenant set forth in Article VII on the part of the Purchaser; and

(iii) any obligations arising with respect to a Purchased Asset from and after the Closing Date, and any Assumed Liability;

(iv) a failure by the Manager under the Management Agreement or the Lessor under the Facility Lease to meet their obligations under their respective agreements; and

(v) a failure by the Guarantor to meet its obligations under this Agreement, the Management Agreement or the Facility Lease.

(b) Notwithstanding Section 11.3(a), the Purchaser shall not have any obligation to indemnify the Seller Indemnified Parties from and against any Loss under clause (i) or (ii) of Section 11.3(a) unless and until such claim or claims for all such Losses exceeds an amount equal to the Indemnification Threshold; provided, however, that such Indemnification Threshold shall not apply to any Loss as a result of, arising from or in connection with, the Purchaser’s payment obligations arising under Section 7.2(b) or Section 10.5. Subject to the immediately preceding sentence, once the Indemnification Threshold is reached, the Seller Indemnified Parties may seek indemnification from the first dollar of all such Losses incurred or suffered up to an amount equal to the Indemnification Cap pursuant to the procedures contained in this Article XI.

11.4 No Circular Recovery. No Principal shall make any claim for indemnification against the Purchaser (or any successor thereto) by reason of the fact that such Principal was a controlling person, director, employee or representative of any Seller or was serving as such for another Person at the request of the Purchaser (whether such claim is for losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document of any Person, Contractual Obligation or otherwise) with respect to any claim brought by a Purchaser Indemnified Party against any Principal relating to this Agreement or any other transaction contemplated hereby.

11.5 Other Indemnification Matters.

(a) If the Purchaser fully collects Losses from the Sellers or Principals in connection with the breach of any of the representations, warranties, covenants and agreements made by the Sellers or Principals in this Agreement, and the Purchaser subsequently collects any funds that were the basis for the Purchaser’s claim for such indemnification, the Purchaser shall promptly remit the amount so collected to the Seller Representative for reimbursement from which the Losses were received without demand, deduction, offset or delay.

(b) The Purchaser agrees that with respect to any claim for indemnification made on behalf of any Purchaser Indemnified Party, such Purchaser Indemnified Party shall seek to recover (i) first, from the Escrow Amount to the extent of its availability and adequacy, and if the claim is not satisfied, then, and only then (ii) directly from the Sellers and the Principals on a joint and several basis as set forth in Section 11.2(c).

(c) Any Loss for which any Purchaser Indemnified Party is entitled to indemnification under this Article XI shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(d) Any indemnification payments made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price (as determined for U.S. federal income tax purposes) and shall be reflected as an adjustment to the consideration allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated in accordance with the allocation principles set forth in Section 2.8.

(e) Any claims with respect to any Transaction Document other than this Agreement shall be made pursuant to the terms and conditions of such other Transaction Document. The indemnification obligations of the parties under this Article XI are limited to claims arising under or with respect to this Agreement.

11.6 Assumption of Defense. An Indemnified Party (or in the case of a Seller Indemnified Party, the Seller Representative) shall promptly give notice to each Indemnifying Party after obtaining knowledge of any matter as to which recovery may be sought against such Indemnifying Party because of the indemnity set forth above, and, if such indemnity shall arise from the claim of a third party, shall permit such Indemnifying Party to assume the defense of any such claim or any proceeding resulting from such claim; provided, however, that failure to give any such notice promptly shall not affect the indemnification provided under this Article XI, except, and only, to the extent such Indemnifying Party shall have been actually prejudiced as a result of such failure. Notwithstanding the foregoing, an Indemnifying Party may not assume the defense of any such third-party claim if the claim (i) could result in imprisonment of or imposition of a civil or criminal fine against the Indemnified Party, (ii) could result in an equitable remedy that would impair the Indemnified Party’s ability to exercise its rights under this Agreement, or impair the Purchaser’s right or ability to use the Purchased Assets or operate any Hospital, or (iii) the claim names both the Indemnifying Party and the Indemnified Party (including impleaded parties) and representation of both such Parties by the same counsel would create a conflict. If an Indemnifying Party assumes the defense of such third party claim, such Indemnifying Party shall agree prior thereto, in writing, that it is liable under this Article XI to indemnify the Indemnified Party in accordance with the terms contained herein in respect of such claim, shall conduct such defense diligently, shall have full and complete control over the conduct of such proceeding on behalf of the Indemnified Party and shall, subject to the provisions of this Section 11.6, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding; provided, however, that any counsel chosen by such Indemnifying Party to conduct such defense shall be reasonably satisfactory to the Indemnified Party (or in the case of a Seller Indemnified Party, the Seller Representative); and provided, further, however, that the Indemnifying Party shall not without the written consent of the Indemnified Party (or in the case of a Seller Indemnified Party, the Seller Representative) consent to the entry of any judgment or enter into any settlement with respect to the matter which (x) does not include a provision whereby the plaintiff or the claimant in the matter releases the Indemnified Party from all liability with respect thereto, and (y) in the case of the Purchaser, does not include any provision that would impose any obligation (including an obligation to refrain from taking action) upon the Sellers. The Indemnified Party may participate in such proceeding and retain separate co-counsel at its sole cost and expense. Failure by an Indemnifying Party to notify the Indemnified Party (or in the case of a Seller Indemnified Party, the Seller Representative) of its election to defend any such claim or proceeding by a third party within thirty (30) days after notice thereof, or such shorter time necessary to timely respond to a court filing, shall have been given to such Indemnifying Party by the Indemnified Party (or in the case of a Seller Indemnified Party, the Seller Representative), shall be deemed a waiver by such Indemnifying Party of its right to defend such claim or Action.

11.7 Non-Assumption of Defense. If no Indemnifying Party is permitted or elects to assume the defense of any such claim by a third party or proceeding resulting therefrom, the Indemnified Party shall diligently defend against such claim or litigation in such manner as it may deem appropriate and, in such event, the Indemnifying Party or parties shall reimburse the Indemnified Party for all reasonable and actually incurred out-of-pocket costs and expenses, legal or otherwise, incurred by the Indemnified Party and its Affiliates in connection with the defense against such claim or proceeding, within thirty (30) days after the receipt of detailed invoices. The Indemnified Party shall not settle or compromise any such claim without providing the Indemnifying Party with at least fifteen (15) days prior written notice, together with complete copies of all settlement documentation.

11.8 Indemnified Party’s Cooperation as to Proceedings. The Indemnified Party will cooperate in all reasonable respects with any Indemnifying Party in the conduct of any proceeding as to which such Indemnifying Party assumes the defense, except to the extent the Indemnified Party could reasonably be expected to be prejudiced thereby. The Indemnifying Party or parties shall promptly reimburse the Indemnified Party for all reasonable and actually incurred out-of-pocket costs and expenses, legal or otherwise, incurred by the Indemnified Party or its Affiliates in connection therewith, within thirty (30) days after the receipt of detailed invoices.

ARTICLE XII

TERMINATION; EFFECT OF TERMINATION

12.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Seller Representative and the Purchaser;

(b) by the Purchaser, at any time prior to the Closing, if a Material Adverse Effect with respect to the Hospital Business or any individual Hospital shall have occurred since December 31, 2009; provided, however, that if the Purchaser is in material breach of any of its representations, warranties or covenants set forth in this Agreement, the Purchaser shall not be entitled to exercise its rights to terminate under this Section 12.1(b);

(c) by the Sellers, on the one hand, or the Purchaser, on the other hand, if the other (the Sellers on the one hand, or the Purchaser on the other hand) has breached this Agreement in any material respect and failed to cure any such breach, to the satisfaction of the other Parties hereto, in their sole discretion, within five (5) days of receipt of written notice of such breach;

(d) by either the Purchaser or the Sellers in the event that (i) any Law shall have been enacted or promulgated by any Governmental Authority that directly prohibits the consummation of the Closing and the transactions contemplated hereby (including the transactions contemplated by the Management Agreement or the Facility Lease), or (ii) any Order shall have been issued that expressly precludes the consummation of the transactions contemplated hereby;

(e) by the Sellers, if any Closing Condition set forth in Section 8.1 or Section 8.3 shall not have been satisfied or waived by the Sellers on or prior to November 22, 2010; or

(f) by the Purchaser, if any Closing Condition set forth in Section 8.1 or Section 8.2 shall not have been satisfied or waived by the Purchaser on or prior to November 22, 2010; provided that notwithstanding the immediately preceding clause, the Purchaser must give written notice to the Seller Representative within sixty (60) days of the Execution Date that the Closing Conditions set forth in Sections 8.2(g) and 8.2(h), other than with respect to Rancho Specialty Hospital (Rancho Cucamonga), have either been satisfied or waived or as the sole remedy for Purchaser’s failure to give such notice, such Closing Conditions shall be deemed waived.

12.2 Effect of Termination.

(a) If this Agreement is terminated prior to the Closing and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Article XI (relating to indemnification), Section 12.1 (relating to termination) and Article XIII (relating to certain miscellaneous provisions).

(b) If this Agreement is terminated pursuant to Section 12.1(a) or 12.1(d), none of the Parties shall be liable to the other Parties hereunder for any liabilities and damages incurred as a result of such termination.

ARTICLE XIII

MISCELLANEOUS

13.1 Expenses. Except as otherwise provided in this Agreement, the Management Agreement or the Facility Lease, each of the Parties shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement. Subject to the foregoing, no expenses of the Sellers relating in any way to the purchase and sale of the Purchased Assets hereunder and the transactions contemplated hereby, including legal, accounting or other professional expenses of the Sellers shall be charged to or paid by the Purchaser or included in any of the Assumed Liabilities. No expenses of the Purchaser or the Guarantor relating in any way to the purchase and sale of the Purchased Assets hereunder and the transactions contemplated hereby, including legal, accounting or other professional expenses of the Purchaser or the Guarantor shall be charged to or paid by any Seller or Principals or included in any of the Excluded Liabilities. The foregoing shall not limit, however, any Party’s right to include expenses in any claim for damages against any other Party who breaches any legally binding provision of this Agreement.

13.2 Entirety of Agreement. This Agreement (including the Disclosure Schedules and all other schedules and exhibits hereto which are incorporated into and are a part of this Agreement), together with any certificates and other instruments delivered hereunder, and the other Transaction Documents, state the entire agreement of the Parties, merge all prior negotiations, agreements and understandings, if any, and state in full all representations, warranties, covenants and agreements that have induced this Agreement. Each Party agrees that in dealing with third parties no contrary representations will be made.

13.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by a nationally recognized overnight courier service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to the Purchaser or Guarantor, addressed to:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: Senior Vice President, Development and Financial Planning

With a copy to:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: Senior Vice President of Corporate Legal Affairs and Corporate Secretary

If to the Sellers, addressed to the Seller Representative:

Tavitian Holdings, LLC

801 South Chevy Drive, Suite 20

Glendale, CA 91205

Attn: Ara Tavitian, M.D., Managing Member

With a copy to:

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111-3823

Attn:	Peter T. Healy, Esq.
Caleb Langston, Esq.

or to such other address or to such other person as either Party shall have last designated by such notice to the other Party.

13.4 Amendments; Waivers. This Agreement may be modified or amended only by an instrument in writing, duly executed by the Purchaser and the Seller Representative. No waiver by any Party of any term, provision, condition, covenant, agreement, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the Party (or its representative) against which such waiver is to be enforced. No waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, condition, covenant, agreement, representation or warranty (or breach thereof) on any other occasion or as a waiver of any other term, provision, condition, covenant, agreement, representation or warranty (or of the breach of any other term, provision, condition, covenant, agreement, representation or warranty) contained in this Agreement on the same or any other occasion.

13.5 Counterparts; Facsimile. For the convenience of the Parties, this Agreement may be executed in any number of counterparts, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission of any signed original counterpart transmission shall be deemed the same as the delivery of an original.

13.6 Assignment; Binding Nature; No Beneficiaries. This Agreement may not be assigned by any Party hereto without the written consent of the other Parties hereto; provided, however, that the Purchaser may assign its rights hereunder after the Execution Date to any Affiliate of the Purchaser that expressly assumes the obligations in writing of the Purchaser hereunder and has the creditworthiness to meet its obligations hereunder; provided, however, that (a) neither the Purchaser nor the Guarantor shall be released from their respective obligations hereunder and each of the Purchaser and Guarantor shall guarantee performance of the assignee, and (b) true, correct and complete copies of all executed assignment and assumption agreements are delivered to the Seller Representative. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. Except as otherwise expressly provided in Article XI, this Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

13.7 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of California without giving effect to any choice or conflict of law provision or rule (whether of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

13.9 Forum; Waiver of Jury Trial.

(a) Except as otherwise provided herein in Sections 9.5, or 10.3, in any Action between the Parties arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement, any Transaction Document or any of the transactions contemplated thereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state or federal courts located in Los Angeles County, California, and (b) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.

(b) Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any Party hereto. The Parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury. Each of the Parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

13.10 Titles and Captions. The titles and captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

13.11 Remedies Cumulative. Except as otherwise provided herein, the remedies provided for or permitted by this Agreement shall be cumulative and the exercise by any Party of any remedy provided for herein shall not preclude the assertion or exercise by such Party of any other right or remedy provided for herein.

13.12 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the Execution Date.

“PURCHASER”

KND DEVELOPMENT 52, L.L.C.

By:	/s/ Benjamin A. Breier

Name:	Benjamin A. Breier

Title:	Executive Vice President and President, Hospital Division

KND DEVELOPMENT 53, L.L.C.

By:	/s/ Benjamin A. Breier

Name:	Benjamin A. Breier

Title:	Executive Vice President and President, Hospital Division

KND DEVELOPMENT 54, L.L.C.

By:	/s/ Benjamin A. Breier

Name:	Benjamin A. Breier

Title:	Executive Vice President and President, Hospital Division

KND DEVELOPMENT 55, L.L.C.

By:	/s/ Benjamin A. Breier

Name:	Benjamin A. Breier

Title:	Executive Vice President and President, Hospital Division

“GUARANTOR”

KINDRED HEALTHCARE OPERATING, INC.

By:	/s/ Benjamin A. Breier

Name:	Benjamin A. Breier

Title:	Executive Vice President and President, Hospital Division

“SELLERS”

VISTA HEALTHCARE HOLDINGS, LLC

By:	/s/ Ara Tavitian, M.D.

Name:	Ara Tavitian, M.D.

Title:	Chief Executive Officer

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By:	/s/ J. Vartan Hovsepian

Name:	J. Vartan Hovsepian

Title:	Chief Financial Officer and Secretary

VISTA HEALTHCARE, LLC

By:	/s/ Ara Tavitian, M.D.

Name:	Ara Tavitian, M.D.

Title:	Chief Executive Officer

VISTA HOSPITAL OF SOUTH BAY, LLC

By:	/s/ Marc Ferrell

Name:	Marc Ferrell

Title:	Secretary

SOUTH BAY COMMUNITY HOSPITAL, INC.

By:	/s/ Marc Ferrell

Name:	Marc Ferrell

Title:	Secretary

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RANCHO CUCAMONGA COMMUNITY HOSPITAL, LLC

By:	/s/ J. Vartan Hovsepian

Name:	J. Vartan Hovsepian

Title:	Secretary

VISTA SPECIALTY HOSPITAL OF SOUTHERN CALIFORNIA, LP

By:	/s/ Marc Ferrell

Name:	Marc Ferrell

Title:	Secretary

PERRIS VALLEY COMMUNITY HOSPITAL, LLC

By:	/s/ Marc Ferrell

Name:	Marc Ferrell

Title:	Secretary

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VISTA HOSPITAL OF SOUTH BAY, LP

By:	/s/ Marc Ferrell

Name:	Marc Ferrell

Title:	Secretary

“PRINCIPALS”

/s/ Ara Tavitian, M.D.
Ara Tavitian, M.D., an individual

THE ARA TAVITIAN 2010 GRAT

/s/ Ara Tavitian, M.D.
By:	Ara Tavitian, M.D., an individual
Its:	Trustee

/s/ J. Vartan Hovsepian
J. Vartan Hovsepian, an individual

/s/ Marc Ferrell
Marc Ferrell, an individual

/s/ Marc Furstman
Marc Furstman, an individual

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VISTA PARTNERSHIP HOLDING, LLC

By:	/s/ Ara Tavitian, M.D.

Name:	Ara Tavitian, M.D.

Title:	Managing Member

VISTA HOSPITAL MANAGEMENT GROUP, INC.

By:	/s/ Marc Furstman

Name:	Marc Furstman

Title:	President and Secretary

“SELLER REPRESENTATIVE”

TAVITIAN HOLDINGS, LLC

By:	/s/ Ara Tavitian, M.D.

Name:	Ara Tavitian, M.D.

Title:	Managing Member

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